UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the Appropriate Box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Covenant Logistics Group, Inc.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

COVENANT LOGISTICS GROUP, INC.

400 Birmingham Highway

Chattanooga, Tennessee 37419

NOTICE OF MEETING AND PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 15, 2024

To Our Stockholders:

You are cordially invited to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Covenant Logistics Group, Inc., a Nevada corporation (the “Company”), to be held at to be held at our principal executive office, 400 Birmingham Highway, Chattanooga, Tennessee 37419, at 10:00 a.m. Eastern Daylight Time, on Wednesday, May 15, 2024.

The Annual Meeting is being held for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To consider and act upon a proposal to elect nine (9) directors;

2.	To consider and act upon an advisory and non-binding vote on executive compensation;

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2024; and

4.	To consider and act upon such other matters as may properly come before the meeting and any adjournment thereof.

Shares of Class A and Class B common stock may be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. YOUR VOTE IS IMPORTANT. To ensure your representation at the Annual Meeting, you are requested to promptly date, sign, and return the accompanying proxy in the enclosed envelope. You may also vote on the Internet by completing the electronic voting instruction form found at www.investorvote.com/CVLG or by telephone using a touch-tone telephone and calling 1-800-652-8683. Returning your proxy now will not interfere with your right to attend the Annual Meeting, if you wish to do so. The prompt return of your proxy may save us additional expenses of solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Stockholders to Be Held on May 15, 2024

Pursuant to rules promulgated by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and (ii) notifying you of the availability of our proxy materials on the Internet. This Notice of Meeting and Proxy Statement, and our Annual Report to Stockholders for the year ended December 31, 2023, are available free of charge and may be accessed at www.edocumentview.com/CVLG. In accordance with SEC rules, we do not use “cookies” or other software that identifies visitors accessing these materials on this website. We encourage you to access and review all of the important information contained in the proxy materials before voting.

By Order of the Board of Directors,

David R. Parker
Chairman of the Board

Chattanooga, Tennessee

April 12, 2024

Letter To Stockholders	Governance	Executive Compensation	Environmental	Social
LETTER FROM OUR LEAD DIRECTOR

Dear Fellow Stockholders:

As I reflect on 2023, with its unique challenges in our industry, I am more grateful than ever to serve as your Lead Independent Director along with a group of dedicated, talented, and strategic-thinking leaders on Covenant’s Board of Directors. It is a privilege to work closely with our Board as we collaborate to navigate evolving industry dynamics while prioritizing strategic planning and capital allocation, independent oversight, and environmental and social initiatives.

The freight market continued to remain soft in 2023, but the management team and Board at Covenant found ways not only to be successful, but to thrive in the difficult environment. In fact, we achieved our second highest adjusted annual earnings per diluted share in our history during 2023, demonstrating the benefits of our long-term strategic plans, where we have fortified our capabilities and diversified by adding businesses that operate in niche markets and can offer higher margins. We executed on this strategy in 2022 with our purchase of AAT Carriers, Inc., which specializes in highly regulated, time-sensitive loads for the U.S. government, continuing into 2023, with the acquisitions of Lew Thompson & Son Trucking, Inc. (“Lew Thompson & Son”), which specializes in poultry feed and live haul transportation and logistics, and Sims Transport Services LLC (“Sims”), which helped expand the progression of our Managed Freight segment. We believe our exceptional results in 2023 emphasize the advantages of our intentional and proactive process, strategic capital allocation, and a management team with the synergistic mindset and flexibility to integrate new lines of business into our operations.

In addition to the acquisitions of Lew Thompson & Son and Sims in 2023, the Board also strategically allocated capital to generate value for our stockholders as we continued our quarterly dividend program. During 2023, the Company returned approximately $5.8 million to stockholders through our quarterly cash dividend program, which increased to $0.11/share per quarter during the year, up from $0.08 in 2022. In addition, we returned approximately $25.4 million to stockholders by repurchasing approximately 5% of the Company’s outstanding Class A common stock in 2023. Based on our anticipated cash flow generation profile, we expect to be able to continue our cash dividend program and evaluate a full range of capital allocation alternatives, including managing balance sheet leverage, organic growth, acquisition and disposition opportunities, and stock repurchases.

"The Board features two-thirds independent members and is actively involved in oversight of the Company’s strategy and risks, including through our Risk Committee. As Lead Independent Director, I preside over all executive sessions of the independent directors and facilitate active, effective communication between the independent directors and management."

W. Miller Welborn

Lead Independent Director

During 2023, we welcomed Tracy Rosser and Joey Hogan as new members of the Board. With their extensive experience in the transportation and logistics industry, Tracy and Joey enhance our Board composition. We believe our broad mix of skills, backgrounds, and perspectives—including expertise in financial reporting, industry matters, risk management, credit markets, cybersecurity, governance, environment, government affairs, technology, and non-profit and community organizations—contributes to informed decision-making and expands the Board’s ability to find creative solutions to complex problems and to develop our vision for the future. We are pleased to nominate the nine members of our Board for re-election at this year’s Annual Meeting.

The Board understands how much the Company owes to the communities and environment in which it operates, and we actively engage in giving back through charitable donations, both locally and worldwide; programs for military veterans, diversity and inclusion, women in trucking, and driver appreciation; and seeking out opportunities to mitigate the effects of our business on the environment. We have participated in the Environmental Protection Agency’s SmartWay program since 2006 and have made sizable investments with the goal of reducing emissions, such as exploring the use of alternative fuels, testing electronic vehicles and aerodynamic technologies in our fleet, adding electric auxiliary power units to much of our fleet, equipping our trucks to maximize fuel efficiency, and participating in recycling programs.

On behalf of the Board, I want to take this opportunity to thank you for your investment and continued confidence in our leadership.

Sincerely,

W. Miller Welborn

Lead Independent Director

Letter To Stockholders	Governance	Executive Compensation	Environmental	Social
WHAT WE DO
The following summarizes our key governance features:

✔	Lead Independent Director appointed	✔	Independent Audit Committee oversees risks related to information security and cybersecurity
✔	Proxy access	✔	Stock ownership guidelines for senior executive officers, with CEO at six times annual base salary
✔	Corporate governance guidelines	✔	Anti-hedging and anti-pledging guidelines for senior executive officers, with no hardship exception
✔	Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee comprised solely of independent directors	✔	Majority vote policy for uncontested elections
✔	Two-thirds of the Board nominees qualify as independent directors	✔	Annual Board and committee written self-assessment through outside counsel
✔	Limitation on number of outside public boards	✔	Annual Lead Independent Director written assessment through outside counsel
✔	All members of our Audit Committee qualify as audit committee financial experts	✔	Annual CEO written assessment through outside counsel
✔	Regular sessions of independent directors	✔	Annual enterprise risk assessment
✔	Stock ownership guidelines for non-employee directors of five times annual cash retainer	✔	Director orientation

Risk Assessment Overview Board of Directors We take a company-wide approach to risk management, with our Risk Committee, and in certain specified areas, our Audit Committee, and ultimately our full Board maintaining responsibility for and overseeing our risk management process on an ongoing basis. Our Risk Committee, Audit Committee, and full Board:determine the appropriate risk for us as an organization; assess the specific risks faced; and review the appropriate steps to be taken by management in order to manage those risks. While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. Primary Areas of Risk Assessment financial and accounting risk (Audit Committee) legal and compliance risk information security and cybersecurity risk (Audt Committee) succession risk safety and security risk operational and strategic risk regulatory risks Management Pursuant to the Board’s instruction, management regularly reports on applicable risks to the Risk Committee, Audit Committee, or the full Board. Additional review or reporting on risks are conducted as needed or as requested by our Board and its committees. Committees Audit oversees assessment and management of financial and accounting risks responsible for overseeing potential conflicts of interest oversees risks associated with information security and cybersecurity, including the quality, adequacy, and effectiveness of our data security, privacy, and technology, and cyber incident response monitors and mitigates risks relating to our deployment of financial resources, the management of our balance sheet, and the investment of cash and other assets Compensation responsible for overseeing the management of risks relating to our executive and non-executive compensation policies and practices and the incentives created by our compensation policies and practices Nominating and Corporate Governance responsible  for overseeing implementation of appropriate corporate governance procedures, monitoring and overseeing the management and mitigation of operating risks, and overseeing the management of risks associated with the independence and diversity of our Board responsible for oversight of our plans, policies, and disclosures related to ESG matters Risk aids the Board with oversight in regard to the identification, evaluation, and mitigation of operational, strategic, and external environment risks responsible for monitoring and reviewing our risk framework, including the adequacy and effectiveness of our risk management policies, safety initiatives, business continuation, and enterprise risk management program

Letter To Stockholders	Governance	Executive Compensation	Environmental	Social
KEY FEATURES OF EXECUTIVE COMPENSATION PROGRAM
The Company adheres to the following practices and policies with respect to our executive compensation programs:

In 2023, our Named Executive Officers participated in cash and equity programs with performance targets designed to further align pay and performance.

Additional restricted stock grants were made to certain Named Executive Officers and our directors as part of our continued focus to incentivize and reward performance.

✔	Annual say-on-pay votes
✔	Stock ownership guidelines for senior executive officers, with CEO at six times annual base salary
✔	Anti-hedging and anti-pledging guidelines for senior executive officers, with no hardship exception
✔	Independent compensation consultant retained by the Compensation Committee to advise on executive compensation matters
✔	No tax gross-ups
✔	Direct link between pay and performance that aligns business strategies with stockholder value creation
✔	No re-pricing or back-dating of stock options or similar awards
✔	No equity vesting periods of less than twelve months (except for the 5% of the share reserve that are available for issuance under the Incentive Plan with no minimum vesting requirements)
✔	No payment of dividends on unvested equity awards granted after the adoption of the First Amendment to the Incentive Plan in May 2019
✔	No voting on unvested equity awards granted after the adoption of the First Amendment to the Incentive Plan in May 2019
✔	Double trigger change in control for severance benefits. Additionally, equity awards granted under the Incentive Plan after adoption of the Second Amendment to the Incentive Plan in July 2020 are required to have double trigger change in control vesting
✔	No discretion under the Incentive Plan for the Compensation Committee to accelerate vesting, except in cases involving death or disability
✔	No cash vehicle allowance or company-provided cars
✔	Clawback policy

Letter To Stockholders	Governance	Executive Compensation	Environmental	Social
ENVIRONMENTAL FOCUS

We believe the future of transportation will involve a blend of fuel options – from battery electric to hydrogen to compressed natural gas to diesel. For the foreseeable future we expect much of our transportation needs to continue to be on diesel as other options mature and become reliably available at scale.   Covenant will continue to evaluate all available options and pursue the larger goal of decarbonization.

✔	Taking full advantage of the most up-to-date engine technologies and improvements through a modern tractor fleet with an average age of 1.6 years, which is lower than the industry average
✔	Testing battery electric tractors where appropriate
✔	Installing electronic auxiliary power units (EAPUs) to significantly reduce idle percentage across the fleet
✔	Adopting the EPA's Smartway certification program - Covenant has consistently maintained full Smartway certification since 2006- Receiving the 2023 Smartway High Performer - which is only given to the top 10% of all carriers
✔	Exploring processes and solutions to assist in carbon accounting
✔	Optimizing all recycling programs involving tires, batteries, water, scrap metal, cleaning solvents, and soot from diesel particulate filters
✔	Equipping our tractors and trailers with technology designed to increase aerodynamics and reduce emissions, including maximum length cab extenders, chassis side fairings, aerodynamic bumpers, trailer aero skirts, and rear aero devices on trailers
✔	Utilizing direct drive automated transmissions and down sped rear axle ratios, which allow the engine to operate at lower RPMs while at cruise speeds
✔	Installing tires as retreads for ½ of total tire purchases (15,000 tires in total) during 2023– extending existing tires with a second life – eliminating significant waste from our nation’s landfills
✔	Empowering a leadership team focused on sustainability, charged with understanding, evaluating and implementing, where practical, new developments, emerging technologies, and vendors that will help us move forward and stay abreast of current trends

"By utilizing the most up-to-date technologies available for reducing emissions, equipping our tractors with EAPUs to reduce engine idling, using retread tires for half of our tire purchases, optimizing our recycling efforts, and overlaying an environmental risk review to our purchasing and operating decisions, Covenant is committed to reducing its environmental impact.”

Dan Porterfield

SVP Maintenance

Letter To Stockholders	Governance	Executive Compensation	Environmental	Social

SOCIAL AND DIVERSITY FOCUS

Covenant has a strong focus to ensure that all team members of diverse backgrounds and experiences can embrace a feeling of Belonging at Covenant.  The theme of Belonging resonates strongly within the organization and inspires us to cultivate an environment where every voice is heard and innovative ideas are celebrated.  At Covenant, our guiding principles of empathy, servanthood, and virtue, are deeply connected with our belonging efforts, reflecting our commitment to an environment where everyone feels valued and heard.   Our dedicated team stands firm on challenging the norm and advocating for a work culture that values diversity and promotes inclusivity.

●	57% of our team members are from diverse cultures and backgrounds
●	Recipient of the 2023 Diversity, Equity, and Inclusion Change Leader Award
●	Increase in our Individuals with Disabilities and Veteran team members
●	Awarded Military – Friendly and Military – Spouse Friendly employer recognition
●	Quarterly Belonging initiatives
●	Enhanced Employee of the Month programs to celebrate team members
●	Three consecutive years Women in Trucking has recognized Covenant as one of the top companies for women to work for in transportation
●	Awarded Best of the Best first place award as top place to work for 2023
●	Enhanced our Parental Leave benefit. Giving team members three weeks for welcoming their newborns or new adoptions

I love the people, from the top of the organization to the bottom. I love the culture. I know and love our leadership. PEOPLE LOVE CULTURE HONESTY SUPPORTIVE AUTHENTIC In all honesty, having a group of solid, authentic and supportive individuals is what I appreciate the most about Covenant. I am valued for what I bring to the organization. I feel empowered and trusted, which gives me a sense of belonging. TRUSTED VALUED BELONGING

COVENANT LOGISTICS GROUP, INC.

400 Birmingham Highway

Chattanooga, Tennessee 37419

NOTICE OF MEETING AND PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 15, 2024

GENERAL INFORMATION

This Notice of Meeting and Proxy Statement are furnished in connection with the solicitation of proxies from the stockholders of Covenant Logistics Group, Inc., a Nevada corporation, to be voted at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at our principal executive office, 400 Birmingham Highway, Chattanooga, Tennessee 37419, 10:00 a.m. Eastern Daylight Time, on Wednesday, May 15, 2024, and any adjournment thereof.

The Proxy Statement, proxy card, and our 2023 Annual Report for the year ended December 31, 2023 (the “2023 Annual Report”), which collectively comprise our “proxy materials,” were first mailed on or about April 12, 2024, to stockholders of record at the close of business on our record date of March 29, 2024 (the “Record Date”). Except to the extent it is incorporated by specific reference, the enclosed copy of our 2023 Annual Report is not incorporated into this Proxy Statement and is not to be deemed a part of the proxy solicitation material.

The terms “Company,” “we,” “us,” and “our” refer to Covenant Logistics Group, Inc. and its consolidated subsidiaries. The term “Board” refers to our Board of Directors.

Voting by Proxy

THE ENCLOSED PROXY IS SOLICITED BY OUR BOARD. When a proxy is executed and returned (and not revoked) prior to the Annual Meeting, the proxy will be voted according to the instructions the stockholder made when granting the proxy. Unless otherwise specified or if no choice is indicated on a proxy, all proxies received pursuant to this solicitation will be voted in accordance with the recommendations by our Board as follows:

“FOR” Proposal 1:	The election of the nine (9) director nominees named below.

“FOR” Proposal 2:	Advisory and non-binding vote to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

“FOR” Proposal 3:	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2024.

Your executed proxy appoints the persons appointed to vote the proxies as your duly authorized attorney-in-fact and gives such persons the power to represent and vote at the Annual Meeting all shares of our outstanding Class A common stock, par value one cent ($0.01) per share (the “Class A common stock”), that you are entitled to vote as a stockholder. Such persons will vote your shares as instructed by you on your proxy. If you do not provide voting instructions on Proposals 1, 2, or 3, or for any other matters properly presented at the Annual Meeting, your proxy also gives such persons the discretionary authority to vote your shares represented thereby as recommended above by the Board and in accordance with any such person’s best judgment. None of the proposals discussed in this Proxy Statement that are intended to be acted upon at the Annual Meeting are related to or conditioned upon the approval of any other matters.

Record Date and Voting Rights

The Record Date for the Annual Meeting is March 29, 2024. Only stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting, either in person or by valid proxy. Holders of Class A common stock are entitled to one vote for each share held. Holders of Class B common stock, par value one cent ($0.01) per share (the “Class B common stock”), are entitled to two votes for each share held so long as David R. Parker or certain members of his immediate family beneficially own such shares. In the event that any shares of our Class B common stock cease to be beneficially owned by Mr. Parker or certain of his immediate family members, such shares will be automatically converted into shares of our Class A common stock and will then be entitled to one vote per share. Unless otherwise required by Nevada law, the Class A common stock and Class B common stock vote together as a single class. We have no other class of stock outstanding. Holders of Class A common stock and Class B common stock are not entitled to cumulative voting in the election of directors. On the trading day immediately preceding the Record Date, the closing market price of our Class A common stock as reported on The NASDAQ Global Select MarketTM was $46.36 per share.

On the Record Date, there were issued and outstanding (i) 10,764,360 shares of Class A common stock entitled to cast an aggregate 10,764,360 votes on all matters subject to a vote at the Annual Meeting and (ii) 2,350,000 shares of Class B common stock entitled to cast an aggregate 4,700,000 votes on all matters subject to a vote at the Annual Meeting. The total number of shares of our common stock issued and outstanding on the Record Date was approximately 13,114,360 and the holders of such shares are entitled to cast an aggregate of 15,464,360 votes on all matters subject to a vote at the Annual Meeting. The number of shares of Class A common stock issued and outstanding as of the Record Date excludes 5,361,426 Class A treasury shares which are considered issued but not outstanding. The Inspector of Elections will tabulate votes cast at the Annual Meeting, and the results of all items voted upon will be announced at the Annual Meeting. We will also disclose the final voting results in a Current Report on Form 8-K filed with the SEC in accordance with SEC rules.

Required Vote

Proposal Number	Description	Board Recommendation	Vote Required for Approval	Effect of Abstentions(2)	Effect of Broker Non- Vote(3)
1	Election of directors	FOR	Plurality of votes cast(1)	No effect	No effect
2	Advisory and non-binding vote to approve executive officer compensation	FOR	Majority of the voting power of the shares of Class A and Class B common stock represented at the meeting and entitled to vote, voting together as a single class	Same effect as a vote “Against”	No effect
3	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2024	FOR	Majority of the voting power of the shares of Class A and Class B common stock represented at the meeting and entitled to vote, voting together as a single class	Same effect as a vote “Against”	Discretionary vote of broker

(1)

The nine director nominees receiving the highest number of votes for their election will be elected. Any incumbent director who receives a greater number of votes “withheld” from his or her election than are voted “for” such election (excluding abstentions and broker non-votes) shall be subject to the majority vote policy described under Corporate Governance – The Board of Directors and Its Committees – Board of Directors – Majority Vote Policy.

(2)	“Abstentions” (or “withhold votes” in the case of the election of directors) are shares that are entitled to vote but that are not voted at the direction of the holder.

(3)	“Broker non-votes” are shares that are not voted by a broker or other record holder due to the absence of instructions from the beneficial owner.

Quorum Requirement

In order to transact business at the Annual Meeting, a quorum must be present. A quorum is present if the holders of a majority of the voting power of the issued and outstanding shares of Class A and Class B common stock entitled to vote are represented at the Annual Meeting in person or by proxy. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

Voting Instructions

Your type of stock ownership determines the method by which you may vote your shares. If your shares are registered directly in your name in the stock register and stock transfer books of the Company or with our transfer agent (Computershare Investor Services), you are a “registered holder” and considered the stockholder of record with respect to those shares. If you hold your shares through a broker, rather than holding shares registered directly in your name, you are considered a “beneficial owner” of shares held in street name. Beneficial owners have the right to instruct their broker how to vote the shares held in their account.

If you are a registered holder of record of our Class A common stock, you may vote your shares either (i) over the telephone by calling a toll-free number set forth in your proxy card for voting prior to the Annual Meeting, (ii) by using the Internet and visiting the designated website, (iii) by mailing your proxy card, or (iv) in person at the Annual Meeting by notifying the Inspector of Elections prior to the occurrence of any votes. Registered holders of our Class B stock may vote either by (i) mailing your proxy card or (ii) attending the Annual Meeting in person and notifying the Inspector of Elections prior to the occurrence of any votes. For 2024, we have arranged for telephone and Internet-voting procedures to be used. These procedures have been designed to authenticate your identity, to allow you to give instructions, and to confirm that those instructions have been recorded properly. If you choose to vote by telephone or by using the Internet by accessing the designated website, please refer to the specific instructions on the proxy card. The deadline for voting by telephone prior to the Annual Meeting or the Internet is 1:00 a.m. Eastern Daylight Time on Wednesday, May 15, 2024. If you wish to vote using the proxy card, please complete, sign, and date your proxy card and return it to us before the Annual Meeting.

Beneficial owners who hold their shares in street name will need to obtain a voting instruction form from the broker or institution that holds their stock and must follow the voting instructions given by that broker or institution. A beneficial owner of shares may not vote by telephone at the Annual Meeting unless they obtain from their broker or institution a legal proxy that gives them the right to vote the shares.

Right to Attend Annual Meeting; Revocation of Proxy

Returning a proxy card now will not interfere with your right to attend the Annual Meeting in person or to vote your shares in person at the Annual Meeting, if you wish to do so. Stockholders who execute and return proxies may revoke them at any time before they are exercised during the call to vote by either (i) giving written notice of their revocation to our Secretary at our principal executive office address, (ii) executing a subsequent proxy and delivering it to our Secretary, or (iii) attending the Annual Meeting and voting at the Annual Meeting in person. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

Costs of Solicitation

We will bear the cost of solicitation of proxies, which we expect to be nominal, and we will include reimbursements for the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of our outstanding Class A common stock. Proxies will be solicited by mail, and may be solicited personally by directors, officers, and our regular employees, who will not receive any additional compensation for any such services.

Annual Report

The information included in this Proxy Statement should be reviewed in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements, Report of Independent Registered Public Accounting Firm, and other information included in our 2023 Annual Report that was mailed on or about April 12, 2024, together with this Notice of Meeting and Proxy Statement, to all stockholders of record as of the Record Date. A copy of our 2023 Annual Report is publicly available free of charge at www.edocumentview.com/CVLG. Except to the extent it is incorporated by specific reference, our 2023 Annual Report is not incorporated into this Proxy Statement and is not considered to be a part of the proxy-soliciting materials.

Important Information to Read with This Proxy Statement

Set forth below are the proposals to be considered by stockholders at the Annual Meeting, as well as important information concerning, among other things, our management and our Board; executive compensation; the stock ownership of certain beneficial owners and management; the services provided to us by and fees of our independent registered public accounting firm; and instructions for stockholders who want to make proposals at our 2025 Annual Meeting of Stockholders. EACH STOCKHOLDER SHOULD READ THIS INFORMATION BEFORE VOTING.

PROPOSAL 1 - ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect nine directors to serve as the Board until our next Annual Meeting of Stockholders or until their successors are duly elected and qualified. Upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), our Board has nominated for election as directors the following nine individuals: David R. Parker, Dr. Benjamin S. Carson, Sr., Joey B. Hogan, D. Michael Kramer, Bradley A. Moline, Rachel Parker-Hatchett, Tracy Rosser, Herbert J. Schmidt, and W. Miller Welborn. Each nominee is presently serving as a director. The individual qualifications, skills, and experience of the director nominees are discussed in their respective biographies below.

Each proxy will be voted as directed on each proxy card; or in the absence of contrary instructions, each proxy will be voted for the election of all director nominees. In the event any director nominee becomes unwilling or unable to serve as a director prior to the vote on Proposal 1 at the Annual Meeting, the shares represented by your proxy will be voted for any substitute nominee designated by the Board, unless you expressly withhold authority to vote your shares for the unavailable nominee or substitute nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

Nominees for Directorships

Board Skills Matrix

The table below provides information on the qualifications, skills, and experience of our nominees for directorships.

	Dr. Carson	Mr. Hogan	Mr. Kramer	Mr. Moline	Mr. Parker	Ms. Parker- Hatchett	Mr. Rosser	Mr. Schmidt	Mr. Welborn
Public Company Officer or Key Employee		✔	✔	✔	✔	✔	✔	✔	✔
Financial Reporting	✔	✔	✔	✔	✔		✔	✔	✔
Industry		✔		✔	✔	✔	✔	✔	✔
Environmental				✔	✔		✔	✔
Risk Management	✔	✔	✔	✔	✔		✔	✔	✔
Information Security	✔	✔	✔	✔			✔
Governance	✔	✔	✔	✔			✔	✔	✔

The lack of a “✔” for a particular item does not mean that the director does not possess that qualification, skill or experience. We look to each director to be knowledgeable in these areas; however, the “✔” indicates that the item is a specific qualification, skill or experience that the director brings to the Board.

Board Diversity Matrix

	As of April 12, 2024				As of April 14, 2023
Total Number of Directors	9				8
	Female	Male	Non- Binary	Did Not Disclose Gender	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	8	-	-	1	7	-	-
Part II: Demographic Background
African American or Black	-	1	-	-	-	1	-	-
Alaskan Native or Native American	-	-	-	-	-	-	-	-
Asian	-	-	-	-	-	-	-	-
Hispanic or Latinx	-	-	-	-	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-	-	-	-	-
White	1	7	-	-	1	6	-	-
Two or More Races or Ethnicities	-	-	-	-	-	-	-	-
LGBTQ+	-				-
Did Not Disclose Demographic Background	-				-

Information concerning the names, ages, positions with us, tenure as a Company director, and business experience of the nominees standing for election as directors at the Annual Meeting, as well as the specific attributes qualifying each nominee for a directorship, is set forth below. Family relationships between any directors and executive officers, if any, are noted in the relevant biographies. All references to experience with us include positions with our operating subsidiaries and none of the other corporations or organizations referenced in the biographies is a parent, subsidiary, or affiliate of the Company unless otherwise noted. There are no arrangements or understandings between any of the director nominees and any other person pursuant to which any of the director nominees was selected as a nominee. Each of the director nominees has also consented to being named as such in this Proxy Statement and has indicated his/her intention to serve as a director, if elected.

David R. Parker, 66, has served as our Chairman of the Board and Chief Executive Officer (“CEO”) since 1994. From our founding in 1985 to February 2016 Mr. Parker served as our President. Mr. Parker is a past director of the Truckload Carriers Association and currently serves on the board of directors of the American Trucking Associations. From 2012 to October 2017, Mr. Parker served as a member of the Trade and Transportation Advisory Council of the Federal Reserve Bank of Atlanta. Mr. Parker has also served as a director or in similar capacities of several religious and civic organizations and serves as general partner of the Parker Family Limited Partnership. The Board believes Mr. Parker’s dedication, trucking experience, general business knowledge, significant leadership ability, and in-depth knowledge of the Company qualify him for his continued service as CEO and Chairman of our Board. Additionally, the Board believes Mr. Parker’s knowledge of the industry continues to be a competitive strength for the Company. Mr. Parker is the father of Ms. Parker-Hatchett.

Dr. Benjamin S. Carson, Sr., 72, has served as a director since 2021 and currently serves as a member of our Nominating Committee and Risk Committee. Dr. Carson served as the 17th Secretary of the U.S. Department of Housing and Urban Development (“HUD”) from 2017 to 2021. Dr. Carson is a world-renowned neurosurgeon who prior to serving as HUD Secretary was involved with more than 15,000 surgical procedures and was the recipient of numerous awards, including the Presidential Medal of Freedom, more than 70 honorary doctorate degrees and the Spingarn Medal, the NAACP’s highest honor. Dr. Carson serves on the Board of Directors for D.R. Horton, Inc. (NYSE: DHI), Sinclair, Inc. (NASDAQ: SBGI) and Galectin therapeutics, Inc. (NASDAQ: GALT). In addition, Dr. Carson previously served on the Board of Directors of both The Kellogg Company (NYSE: K) and Costco Wholesale Corporation (NASDAQ: COST). Dr. Carson is the founder and current Chairman of the American Cornerstone Institute, founder and member of the Board of Directors of Old Glory Bank, and a member of the Board of Directors of the Carson Scholars Fund, an organization he and his wife, Mrs. Candy Carson, founded in 1994. Throughout his distinguished career, Dr. Carson contributed to the field of medicine through the thousands of surgeries he performed and the many leadership positions he held, including serving as Director of the Division of Pediatric Neurosurgery at The Johns Hopkins Medical Institutions from 1984 to 2013 as well a Professor of Neurological Surgery, Oncology, Plastic Surgery, and Pediatrics at The Johns Hopkins Medical Institutions from 1999 to 2013. The Board believes that Dr. Carson’s extensive management, director, leadership, financial, and information security experience make him highly qualified to serve as a member of our Board, our Nominating Committee, and our Risk Committee.

Joey B. Hogan, 62, has served as a director since May 2023 and currently serves as a member of our Risk Committee. In June 2023 Mr. Hogan retired after serving as of officer of the Company for more than twenty-five years, most recently as an Executive Vice President (“EVP”) focused on strategic planning, mentoring the leadership team, government relations, and other special projects. Mr. Hogan served as our President from April 2021 to January 2023, and our Principal Financial Officer (“PFO”) between April 2021 and May 2022. Previously, Mr. Hogan served as our Co-President and Chief Administrative Officer (“CAO”) from April 2020 to April 2021 and as our President and Chief Operating Officer (“COO”) from February 2016 to April 2020. From May 2007 to February 2016 Mr. Hogan served as our Senior EVP and COO, as well as President of Covenant Transport, Inc. (“CTI”). Mr. Hogan was our Chief Financial Officer (“CFO”) from 1997 to May 2007, our EVP from May 2003 to May 2007, and a Senior Vice President (“SVP”) from December 2001 to May 2003. From the time he joined us in August 1997 through December 2001, Mr. Hogan served as our Treasurer. Mr. Hogan served as a director and on the Audit Committee of previously publicly traded Chattem, Inc., a consumer products company, from April 2009 through March 2010, and currently serves as an officer of the Truckload Carriers Association. The Board believes Mr. Hogan’s experience and in-depth knowledge of the Company and the transportation and logistics industries, and his previous board experience qualify him to serve as a member of our Board and Risk Committee.

D. Michael Kramer, 66, has served as a director since 2020 and currently serves as the Chair of our Audit Committee and as a member of our Compensation Committee. Mr. Kramer has served as the Executive Chairman of Southeastern Trust Company since 2018. Additionally, Mr. Kramer served as Chief Executive Officer of Peak Financial, LLC, a fintech start-up company, between 2019 and October 2022. Mr. Kramer served as the Vice Chairman of Midsouth Bancorp, Inc. from May 2018 until Midsouth’s merger with Hancock Whitney Corporation (NASDAQ: HWC) in September 2019. Mr. Kramer served as President and COO of Atlantic Capital Bancshares, Inc. from November 2015 to December 2017 while the company was publicly traded and was also a member of the Board of Directors of Atlantic Capital from November 2015 to October 2017. Prior to that he served as Chief Executive Officer and President of First Security Group, Inc. and its primary banking subsidiary, FSGBank, N.A. from 2011 through 2015, as Managing Director of Ridley Capital Group from 2010 to 2011, as Director, Chief Executive Officer and President of Ohio Legacy Corporation from 2005 to 2010, and as Chief Operating Officer and Chief Technology Officer of Integra Bank Corporation from 1999 to 2004. Mr. Kramer served as a member of the Board of Directors of the Chattanooga Area Chamber of Commerce Foundation from 2018 to 2021. Mr. Kramer serves as a member of the Board of Directors of the Covenant College Foundation and the University of Chattanooga Foundation. Mr. Kramer has a Bachelor’s Degree from Grove City College and a Master’s in Business Administration from Western Governors University. The Board believes that Mr. Kramer’s extensive experience in leadership in the banking industry qualifies him to serve as a member of our Board, as Chair of our Audit Committee, and as a member of our Compensation Committee.

Bradley A. Moline, 57, has served as a director since 2003 and currently serves as the Chair of our Nominating Committee and as a member of our Audit Committee. Since October 2002, Mr. Moline has been President and CEO of ALLO Communications, LLC, a telecommunications company with significant minority equity interests held by Nelnet, Inc. (NYSE:NNI) and SDC Capital Partners, LLC. He also serves on the Board of Directors of ALLO Communications, LLC, which has issued publicly traded debt securities. In 2018, Mr. Moline joined the board of National Cable Television Cooperative, Inc., a Kansas nonprofit corporation. Mr. Moline also has been the owner, President, and CEO of Imperial Super Foods, NECO Grocery, and WhiMol, with grocery operations in Nebraska and Colorado, since 2002. From 1994 to 1997, Mr. Moline was our Treasurer and CFO. Mr. Moline also served as CFO of Birch Telecom Inc., a telecommunications company, when the company’s debt securities were publicly traded and previously worked for Ernst & Young, where he was formerly licensed as a CPA. Mr. Moline holds a degree in Business Administration with an emphasis in accounting. In his roles with the Company, Birch Telecom, and Ernst & Young, Mr. Moline gained experience overseeing financial matters and reviewing documents filed with the SEC. The Board believes Mr. Moline's extensive financial and executive experience make Mr. Moline a valued member of our Board. The Board also believes Mr. Moline’s wide array of executive experiences, including from his service as the Company’s CFO, has prepared him well to respond to complex financial and operational challenges. The Board further believes that Mr. Moline’s experience as an executive officer of a public company and a company with publicly traded debt allows him to bring unique and valuable perspective to, and qualifies him to serve as a member of our Board, Chair of our Nominating Committee, and member of our Audit Committee.

Rachel Parker-Hatchett, 40, has served as a director since 2020 and currently serves on our Risk Committee. Ms. Parker-Hatchett held numerous positions within Covenant Transport between September 2006 and July 2020. After graduating from the University of Tennessee at Chattanooga (“UTC”) with a Bachelor’s Degree in Business Management, she started with the Company as a Management Trainee working in multiple departments.  Ms. Parker-Hatchett began as a Marketing Intern before transferring to Operations in September 2007, where she ultimately spent the majority of her career. Ms. Parker-Hatchett held the position of Customer Service Intern from September 2007 to January 2008, Fleet Manager Intern from January 2008 to June 2008, and Ops Intern from June 2008 to October 2008. She then transferred to the Safety Department and held the position of Log Clerk from October 2008 to February 2010, when she was promoted to Operations Director for Covenant Solutions, the prior name for our brokerage operations.  Again, in March 2015, Ms. Parker-Hatchett was promoted to Director of Solutions and was in charge of training and development all personnel, overseeing change initiatives and Lead Measures, coordinating all daily meetings, and maintaining visibility to all new customers and their success within Solutions.  Ms. Parker-Hatchett served as Director of Solutions until March 2019. In February 2015, she participated in a year-long Executive Education Program conducted by UTC, where she met and coordinated with various leaders from the community once a month. In 2019, she was named Women of Covenant Director, a position she held until July 2020. Ms. Parker-Hatchett is also involved with many local non-profits and served on the board of a local non-profit, First Things First, from 2011 to 2013. The Board believes that Ms. Parker-Hatchett’s extensive experience within the Company, our industry, and specific experience and expertise in our operations adds significant value to the Board and to her service on our Risk Committee. Ms. Parker-Hatchett is the daughter of Mr. Parker.

Tracy L. Rosser, 58, has served as a director since May 2023 and currently serves on our Nominating Committee. Mr. Rosser was EVP of Operations at Uber Freight (formerly Transplace) from May 2019 until December 2022. Mr. Rosser served as Chief Operating Officer for Walmart Stores East, LLC (Walmart Fleet) and Senior Vice President of Transportation and Supply Chain at Walmart from November 2012 to February 2019. Mr. Rosser previously held many positions at Walmart, including, Senior Vice President - Division Lead of Store Operations, Vice President - Regional General Manager of Store Operations, Vice President of Transportation, General Manager - Distribution Center, and General - Manager Fleet Operations, beginning in 1997. Mr. Rosser has served as a member of the Executive Advisory Board of Blume Global since February 2019 and as a member of the Board of Trustees for the National WWII Museum since January 2011. Mr. Rosser also served as a board member of the Arkansas Trucking Association from November 2012 to January 2019, of the American Trucking Associations from January 2016 to January 2019, and of the National Academy of Sciences - Transportation Research Board from January 2004 to January 2009. Mr. Rosser has a Bachelor’s Degree in Business Administration from the University of Alabama and an Executive Master’s in Business Administration from Tulane University. The Board believes Mr. Rosser’s experience in the transportation and logistics industries qualifies him to serve as a member of our Board and Nominating Committee.

Herbert J. Schmidt, 68, has served as a director since 2013 and currently serves as Chairperson of our Risk Committee and as a member of our Compensation Committee. Mr. Schmidt previously served as EVP of Con-way Inc. and President of Con-way Truckload, both freight transportation providers, from 2007 until his retirement in 2012. Prior to the merger of Contract Freighters, Inc. (“CFI”), another freight transportation provider, with Con-way Inc. in 2007, Mr. Schmidt held positions at CFI as President and CEO from 2005 to 2007 and President from 2000 to 2005. Prior to his becoming President and CEO in 2005, he was employed in a series of progressively more responsible positions at CFI where he gained extensive knowledge in risk management, as well as leading the sales and operations functions as Senior Vice President of Operations. Mr. Schmidt also served as a member of the Board of Directors of formerly publicly traded Empire District Electric Company 2010 through January 2017, including membership on the Compensation, Executive, and Strategic Projects Committees. The Board believes Mr. Schmidt’s extensive industry, operations, sales, risk management, and leadership experience adds significant value to the Board, to the Risk Committee he chairs, and to the Compensation Committee.

W. Miller Welborn, 65, has served as a director since 2017 and currently serves as our Lead Independent Director, Chair of our Compensation Committee, and as a member of our Audit Committee. Mr. Welborn has been Chairman of SmartFinancial, Inc. (NASDAQ: SMBK), a publicly traded holding company of SmartBank with over $4.8 billion in assets since 2015. From 2009 to 2015 Mr. Welborn served as Chairman of Cornerstone Bancshares, Inc., which was the publicly traded parent company of Cornerstone Community Bank prior to the bank’s merger with SmartBank in 2015, where he served on the Asset-Liability (ALCO), Loan, Governance, Nominating, Audit, and Compensation Committees. Mr. Welborn has also served as President of Welborn & Associates, Inc., a consulting firm specializing in transportation and logistics, since 2000.  He previously served as managing partner of Transport Capital Partners, LLC, another transportation advisory and consulting firm that he co-founded, from 2001 to 2014.  Prior to co-founding Transport Capital Partners, LLC, Mr. Welborn served in several executive and ownership capacities of various trucking companies, including as President, CEO, and a director of Boyd Bros Transportation, President and Chairman of Welborn Transport, Inc., a company he co-founded, and President of Cummings Trucking Co., Inc.  From 2010 to 2015 Mr. Welborn served as a partner of Lamp Post Group, Inc., a venture capital company with a portfolio of investments ranging from start-up level to over $600 million in annual revenue.  Mr. Welborn currently serves on multiple non-profit boards. The Board believes that Mr. Welborn’s over three decades of business experience, including experience in transportation consulting, executive roles at trucking companies, oversight of executive compensation matters, and serving on the boards of publicly traded companies, provides us with invaluable perspective and experience and qualifies him to serve as our Lead Independent Director, Chair of our Compensation Committee, and member of our Audit Committee.

CORPORATE GOVERNANCE

The Board of Directors and Its Committees

The following summarizes our key governance features:

What We Do

✔	Lead Independent Director appointed
✔	Proxy access
✔	Corporate governance guidelines
✔	Audit Committee, Compensation Committee, and Nominating Committee comprised solely of independent directors
✔	Two-thirds of the Board is comprised of independent directors
✔	Limitation on number of outside public boards
✔	All members of our Audit Committee qualify as audit committee financial experts
✔	Regular sessions of independent directors
✔	Stock ownership guidelines for non-employee directors of five times annual cash retainer
✔	Stock ownership guidelines for senior executive officers, with CEO at six times annual base salary
✔	Anti-hedging and anti-pledging guidelines for senior executive officers, with no hardship exception
✔	Majority vote policy for uncontested elections
✔	Annual Board and committee written self-assessment through outside counsel
✔	Annual Lead Independent Director written assessment through outside counsel
✔	Annual written assessment of the CEO by the Board, facilitated through outside counsel
✔	Annual enterprise risk assessment
✔	Director orientation
✔	Independent Audit Committee oversees information security and cybersecurity

Board of Directors

Meetings. Our Board held 10 meetings during the year ended December 31, 2023. Each current member of the Board attended at least 75% of the aggregate of all meetings of the Board and of all committees on which he/she served, during his/her time as a director in 2023. We encourage the members of our Board to attend our Annual Meeting of Stockholders, although we do not have a formal policy regarding director attendance at such meetings. All of our then-current directors attended the 2023 Annual Meeting of Stockholders.

Director Independence. Our Class A common stock is listed on The NASDAQ Global Select MarketTM. Therefore, we are subject to the listing standards embodied in applicable NASDAQ Stock Market (“NASDAQ”) listing standards and the rules and regulations of the SEC, including those relating to corporate governance. The Board has determined that the following directors and director nominees are “independent” under NASDAQ Rule 5605(a)(2): Messrs. Carson, Kramer, Moline, Rosser, Schmidt, and Welborn. The Board has also determined that with respect to each of our Audit Committee, Compensation Committee, and Nominating Committee, each member and committee composition satisfies the applicable committee independence and membership requirements of NASDAQ and the SEC. In accordance with NASDAQ Rule 5605(b)(2), in 2023, our independent directors held three special meetings of independent directors, without the presence of management.

Our Nominating Committee reviewed (i) the SEC regulatory and NASDAQ listing standards for assessing the independence of our directors and director nominees, (ii) the criteria for determining each such individual’s independence specifically for purposes of serving on the Audit Committee, Compensation Committee, and Nominating Committee, and as an “audit committee financial expert,” and (iii) each such individual’s professional experience, education, skills, ability to enhance differences of viewpoint, diversity, and other qualities among our Board membership. After concluding its review, the Nominating Committee submitted its independence recommendations to our Board. Our Board then made its independence determinations based on the committee’s recommendations.

Board Oversight of Risk Management. The Board has overall responsibility for risk oversight, which involves evaluating any material risks concerning us, as well as management’s decisions and efforts to identify, manage, and monitor such risks. This oversight also includes understanding and determining what constitutes an appropriate level and tolerance of risk for the Company. The Board addresses this responsibility as part of its periodic Board meetings. The primary areas of risk assessment include financial and accounting risk, legal and compliance risk, information security and cybersecurity risk, succession risk, safety and security risk, operational and strategic risk, and regulatory risk. The Board has delegated oversight responsibility to each of the Board committees according to its respective area of responsibility. The Audit Committee oversees assessment and management of financial risks, is responsible for overseeing potential conflicts of interest, monitors and mitigates risks relating to our deployment of financial resources, the management of our balance sheet and the investment of cash and other assets, and is responsible for the management of risks related to information security and cybersecurity. The Compensation Committee is responsible for overseeing the management of risks relating to our executive and non-executive compensation policies and practices and the incentives created by our compensation policies and practices. The Nominating Committee is responsible for overseeing implementation of appropriate corporate governance procedures, monitoring and overseeing the management and mitigation of operating risks, and overseeing the management of risks associated with the independence of our Board, and overseeing of our plans, policies, and disclosures related to ESG matters. The Risk Committee monitors and reviews the Company’s risk framework, including the adequacy and effectiveness of the Company’s risk management policies, safety initiatives, business continuation, and enterprise risk management program. In its risk oversight role, our Board considers and confers with management about risk administration. Typically, management identifies, measures, and analyzes risks inherent to our business, operations, and industry. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board. As appropriate, additional review or reporting on risks are conducted as needed or as requested by our Board and its committees, and appropriate committee members may interact with management as required to fulfill their risk oversight responsibilities. Additionally, the Board conducts an annual risk assessment. The Board’s role in risk oversight has not affected the Board’s leadership structure.

Board Leadership Structure; Lead Independent Director. The Board is responsible for overseeing our overall corporate governance and the competent and ethical management and operation of our business. The Board elects our Lead Independent Director each year. Mr. Welborn has been our Lead Independent Director since the 2021 Annual Meeting. Mr. Parker currently serves as our Chairman of the Board and CEO. The Board elects our Chairman of the Board and CEO annually. Mr. Parker has served as our Chairman of the Board and CEO since 1994.

Our independent directors regularly meet without the presence of management. These executive sessions are typically conducted before or after any Board meeting at which a majority of the independent directors are present or by holding special meetings of the independent directors. We believe that the Lead Independent Director has contributed to the efficiency and functionality of the full Board. The Lead Independent director presides over executive sessions and acts as a liaison between the between our independent directors and the Board.

The Board believes our leadership structure with Mr. Parker serving as Chairman of the Board and CEO and Mr. Welborn as Lead Independent Director is appropriate and suitable for proper and efficient Board functioning and communication. We believe the combination of Mr. Parker’s leadership positions is effective for us given Mr. Parker’s in-depth knowledge of and experience in our business and industry. Further, his large beneficial stockholdings and long-standing service in senior leadership positions demonstrate to our stockholders Mr. Parker’s commitment to our growth and success. As the CEO, Mr. Parker is also involved in the Company’s routine operations and is in a position to elevate critical business issues to the Board and senior management because he reports to the Board as the CEO with the other executive officers and participates in the meetings as a director. The Board has determined the Chairman of the Board and CEO combination, together with a successful governance structure that includes the exercise of key oversight responsibilities by independent directors, provides an effective balance for the management of the Company and our stockholders’ best interests. Additionally, our Lead Independent Director provides for an effective balance for the management of the Company and our stockholders’ best interests. Our Board has the flexibility to modify our leadership structure in the future, as the Board deems appropriate or necessary.

Our Board and committees participate in a rigorous annual self-assessment process conducted by outside counsel involving written questionnaires, with inquiries in risk, strategic planning, succession planning, independence, Board composition, general Board operations and administration, and other areas. Our Lead Independent Director reviews these results with outside counsel and the Board, periodically meets with other Board members, and provides management with actionable feedback. Our Lead Independent Director also undergoes a thorough, written annual assessment conducted by outside counsel and reviewed with the Nominating Committee and the Board.

Proxy Access. Eligible stockholders who have continuously owned at least 3% of the issued and outstanding Class A common stock for at least three years and who otherwise meet the requirements set forth in our Sixth Amended and Restated Bylaws may have their director nominees included in our proxy materials. Eligible stockholders may aggregate up to 20 stockholders to reach the 3% ownership threshold. The number of director nominees nominated by an eligible stockholder or a group of eligible stockholders may not be more than 20% of the total number of directors of the Company, but not less than two. Notice of nominations must be received no earlier than 150 days and no later than 120 days prior to the anniversary of the date the Company mailed its proxy for the immediately preceding annual meeting of stockholders.

Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines, which, along with our articles of incorporation, bylaws, and the charters of the Board’s Committees, form the framework of governance of the Company. Our Corporate Governance Guidelines are available on our website, www.covenantlogistics.com, under the “Governance” tab of the “Resources - Investors” menu.

Overboarding Policy. The Board approved an overboarding policy that prohibits Mr. Parker, as CEO and Chairman of the Board, from serving on more than three public company boards in total (including service on the Company’s Board) and prohibits the other board members from serving on more than five public company boards in total (including service on the Company’s Board.) This is to ensure that our directors devote adequate time for preparation and attendance at Board and Committee meetings, including the Annual Meeting of Stockholders. None of our directors serve on more than three public company boards (excluding the Company). Mr. Parker’s public company board service is limited to the Company.

Majority Vote Policy. Our Board’s majority vote standard requires that, for directors to be elected (or reelected) to serve on the Company’s Board, they must receive support from holders of a majority of shares voted. A director who is subject to an uncontested election at any stockholder meeting shall promptly tender his or her resignation for consideration by the Nominating Committee, if such director receives a greater number of votes “withheld” from his or her election than are voted “for” such election, excluding abstentions. The Nominating Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the support from the holders of a majority of shares voted in the election of directors. In making this recommendation, the Nominating Committee will consider all factors deemed relevant by its members including, without limitation, the underlying reasons why stockholders voted against the director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Company, whether by accepting such resignation the Company will no longer be in compliance with any applicable laws, rules, regulations, or governing documents, and whether or not accepting the resignation is in the best interests of the Company and its stockholders. The Board will act on the Nominating Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the stockholder vote, but in any case, no later than 120 days following the certification of the stockholder vote. In considering the Nominating Committee’s recommendation, the Board will consider the factors considered by the Nominating Committee and such additional information and factors the Board believes to be relevant. The Company will promptly publicly disclose the Board’s decision and process in a periodic or current report filed with or furnished to the SEC. Any director who tenders his resignation pursuant to the majority vote policy will not participate in the Nominating Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such director shall remain active and engaged in all other committee and Board activities, deliberations, and decisions during the Nominating Committee and Board process.

Anti-Hedging and Anti-Pledging Policy. Our anti-hedging and anti-pledging policy prohibits our CEO, President and COO, and CFO, as well as our directors, from (i) hedging their ownership positions in Class A or Class B common stock (including, but not limited to, short-selling, options, puts and calls, as well as derivatives such as swaps, forwards, and futures), (ii) pledging owned Class A or Class B common stock as collateral for loans, and (iii) purchasing our Class A common stock on margin. Hedging activities include hedging our Class A and Class B common stock. There is no hardship exception to our anti-hedging and anti-pledging policy.

Stock Ownership Guidelines. Our stock ownership guidelines require our CEO, President and COO, CFO and non-employee directors to build or maintain certain stock ownership over time through equity grants. The stock ownership guidelines for our CEO are six times annual base salary. The stock ownership guidelines for our President and COO, as well as our CFO, are one times annual base salary. The stock ownership guidelines for our non-employee directors are five times annual cash retainer.

Director Retirement Policy. In accordance with our Corporate Governance Guidelines, each director will resign as a director immediately prior to the Company’s Annual Meeting of Stockholders first falling after the director attains 75 years of age. Notwithstanding the foregoing, the Board has authority to waive mandatory retirement in individual cases, if in the judgement of the Board the best interests of the Company and the stockholders would be served by such waiver.

Stockholder Communications with the Board of Directors. Our Board has adopted procedures by which our stockholders may communicate with our Board regarding matters of substantial importance to us. Information concerning the manner in which stockholders can communicate with the Board is set forth in our Stockholder Communications Procedures available on our website, www.covenantlogistics.com, under the “Governance” tab of the “Resources - Investors” menu. Our Stockholder Communications Procedures, which was adopted by the Board, describes the process for sending communications and determining which communications will be relayed to directors. Please note that we reserve the right not to forward any abusive, threatening, or otherwise inappropriate materials.

Committees of the Board of Directors

The Audit Committee

Functions, Composition, and Meetings of the Audit Committee. Our Board has established a separately designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to oversee our accounting and financial reporting policies and processes in accordance with applicable SEC rules and NASDAQ listing standards. The primary responsibilities of the Audit Committee are further described in the Audit Committee charter. These include issuing the Audit Committee Report, which appears below, and maintaining oversight over financial risks, as well as risks and oversight of cybersecurity and information security. Our Audit Committee is currently comprised of Messrs. Kramer, Moline, and Welborn. Mr. Kramer was appointed as Chair of the Audit Committee in March 2021. The Audit Committee met eight times during 2023.

Audit Committee Independence. Each member of the Audit Committee satisfies the independence and Audit Committee membership criteria set forth in NASDAQ Rule 5605(c)(2)(A). Specifically, each member of the Audit Committee:

●	is independent under NASDAQ Rule 5605(a)(2);

●	meets the criteria for independence set forth in Rule 10A‑3(b)(1) under the Exchange Act;

●	did not participate in the preparation of our financial statements or the financial statements of any of our current subsidiaries at any time during the past three years; and

●	is able to read and understand fundamental financial statements, including our balance sheet, statement of operations, and statement of cash flows.

Audit Committee Charter. Our Audit Committee operates pursuant to a written charter detailing its purposes, powers, and duties. The Audit Committee reviews and reassesses the adequacy of its formal written charter on an annual basis and recommends changes to the Board when appropriate. The charter is publicly available free of charge on our website, www.covenantlogistics.com, under the “Governance” tab of the “Resources - Investors” menu.

Oversight over Cybersecurity. In February 2023, upon recommendation of the Risk Committee, the Board delegated oversight of information security and cybersecurity to the Audit Committee, which is comprised solely of independent directors. The Audit Committee receives regular updates from senior executives on information security, cybersecurity, and technology initiatives and reports to the Board as appropriate. Highlights of our information security include:

●	we follow the CIS20 standard for information security and utilize security platforms to scan and monitor our systems;

●	we perform penetration testing every 12 to 18 months;

●	we maintain an information security risk insurance policy;

●	we have not experienced any information security breaches or cybersecurity incidents in the past three years; and

●	we have not incurred any expenses, penalties, or settlements related to information security breaches or cybersecurity incidents in the last three years.

We believe Messrs. Kramer and Moline, who serve on the Audit Committee, have relevant experience in information security and cybersecurity. Mr. Kramer previously served as the Chief Technology Officer of Integra Bank Corporation. Mr. Moline has served in senior leadership roles at various telecommunications companies.

Audit Committee Financial Experts. The Board has determined that the three current members of the Audit Committee, Messrs. Kramer, Moline, and Welborn, qualify as “audit committee financial experts” under Item 407(d)(5)(ii) of SEC Regulation S-K. In the judgment of the Board, each such individual (i) meets the Audit Committee member independence criteria under applicable SEC rules; (ii) is independent, as independence for Audit Committee members is defined under applicable NASDAQ listing standards; and (iii) has sufficient knowledge, experience and sophistication in financial and auditing matters under relevant SEC and NASDAQ rules. The satisfaction of these factors results in each such individual’s financial sophistication under NASDAQ Rule 5605(c)(2)(A) and qualifies each such individual as an “audit committee financial expert,” under Item 407(d)(5)(ii) of SEC Regulation S-K. The Board has designated Mr. Kramer as our Audit Committee Financial Expert.

Financial Reporting. The Company has always received an unqualified opinion from its auditor, has never restated its financials, and has never been untimely in its quarterly or annual financial disclosure filings.

Report of the Audit Committee. In performing its duties, the Audit Committee, as required by applicable rules of the SEC, issues a report recommending to the Board that our audited financial statements be included in our Annual Report on Form 10-K and determines certain other matters, including the independence of our independent registered public accounting firm. The Report of the Audit Committee for 2023 is set forth below.

The Audit Committee Report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act. This Audit Committee Report also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Report of the Audit Committee

The primary purpose of the Audit Committee of the Board of Covenant Logistics Group, Inc. (the “Company”) is to assist the Board in fulfilling its oversight responsibilities relating to the quality and integrity of the Company’s financial reports, financial reporting processes, and systems of internal control over financial reporting. The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. Rather, the Company’s management has primary responsibility for the preparation, consistency, integrity, and fair presentation of the Company’s financial statements and the overall reporting process, including maintenance of the Company’s system of internal controls. The Audit Committee is responsible for the appointment, evaluation, compensation, retention, and oversight of the work of the Company’s independent registered accounting firm. Grant Thornton LLP (“Grant Thornton”) was the Company’s independent registered accounting firm for the year ended December 31, 2023. Grant Thornton was responsible for conducting independent quarterly reviews and an independent annual audit of the Company’s financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon.

For the year ended December 31, 2023, the Audit Committee has (i) reviewed and discussed the audited financial statements, management’s assessment of internal control over financial reporting, and the effectiveness of internal control over financial reporting with management and Grant Thornton; (ii) discussed with Grant Thornton the matters required to be discussed pursuant to Auditing Standard No. 1301 (Communications with Audit Committees) issued by the PCAOB; (iii) received and reviewed the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence; and (iv) discussed with Grant Thornton its independence as the Company’s independent registered public accounting firm and auditor. The Audit Committee, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and Grant Thornton. The Audit Committee held eight meetings during 2023. The Audit Committee met in periodic executive sessions with each of Grant Thornton, management, and internal audit personnel during 2023.

Based on the foregoing reviews and meetings, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

Audit Committee:
D. Michael Kramer, Chair
Bradley A. Moline
W. Miller Welborn

The Compensation Committee

Functions, Composition, and Meetings of the Compensation Committee. As more fully outlined in the Compensation Committee charter, the primary functions of the Compensation Committee of our Board are to aid our Board in discharging its responsibilities relating to the compensation of our executive officers, including the CEO; evaluate and approve our compensation plans, policies, and programs for executive officers; produce an annual report on executive compensation; make recommendations to the Board on matters of Chairman of the Board, CEO, and President succession; and perform such other duties as may be assigned to it by our Board or imposed by applicable laws or regulations. In furtherance of its duties, the Compensation Committee reviews and approves the elements of the compensation of our executive officers and our overall executive compensation strategy to ensure such components align with our business objectives, responsible corporate practices, and our stockholders’ interests. The Compensation Committee also makes recommendations on other compensation matters to the full Board. The Compensation Committee has the authority to carry out the foregoing responsibilities under its charter and may delegate such authority to subcommittees of the Compensation Committee. Our Compensation Committee is currently comprised of Messrs. Welborn, Kramer, and Schmidt. Mr. Welborn serves as Chair of the Compensation Committee. The Compensation Committee met four times during 2023.

CEO Evaluation and Performance Results. Our CEO undergoes a thorough annual assessment and evaluation conducted by the Board and facilitated by outside counsel. This assessment evaluates our CEO’s performance in light of relevant corporate goals and objectives, with inquiries in strategic planning, financial results, capital allocation, succession planning, human resources, leadership, management, and other areas.

Compensation Committee Independence. While serving on the Compensation Committee, each member satisfied the independence and Compensation Committee membership criteria set forth in NASDAQ Rule 5605(d)(2)(A) and applicable SEC regulations. In determining the independence of our Compensation Committee members, the Board considered several relevant factors, including but not limited to each director’s source of compensation and affiliations. Specifically, while serving on the Compensation Committee, each member of the Compensation Committee:

●	was independent under NASDAQ Rule 5605(a)(2);

●	met the criteria for independence set forth in Rule 10C-1(b)(1) under the Exchange Act;

●	did not directly or indirectly accept any consulting, advisory or other compensatory fee from the Company; and

●

as determined by our Board, was not affiliated with the Company, any Company subsidiary, or any affiliate of a Company subsidiary, and did not have any other relationship, which would impair each respective member’s judgment as a member of the Compensation Committee.

Compensation Committee Charter. Our Compensation Committee operates pursuant to a written charter detailing its purposes, powers, and duties. The Compensation Committee reviews and reassesses the adequacy of its formal written charter on an annual basis and recommends changes to the Board when appropriate. The charter is publicly available free of charge on our website, www.covenantlogistics.com, under the “Governance” tab of the “Resources - Investors” menu.

Report of the Compensation Committee. In performing its duties, the Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board that our Compensation Discussion and Analysis be included in this Proxy Statement. The Report of the Compensation Committee for 2023 follows.

The Report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act. This Compensation Committee Report also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Report of the Compensation Committee

The Compensation Committee of the Board of Covenant Logistics Group, Inc. (the “Company”) has reviewed and discussed with management the Compensation Discussion and Analysis section (as required by Item 402(b) of Regulation S-K of the SEC) contained in this Proxy Statement for the Annual Meeting of Stockholders to be held on May 15, 2024. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Compensation Committee:
W. Miller Welborn, Chair
D. Michael Kramer
Herbert J. Schmidt

Compensation Committee Interlocks and Insider Participation

Messrs. Welborn, Kramer, Schmidt, and, prior to his retirement at the 2023 Annual Meeting of Stockholders, former director Robert E. Bosworth served on the Compensation Committee during 2023. Messrs. Welborn, Kramer, Schmidt, and Bosworth were not officers or employees of the Company at any time during 2023 or as of the date of this Proxy Statement, nor was any such individual a former officer of the Company. In 2023, no member of our Compensation Committee had any relationship or transaction with the Company that would require disclosure as a “related person transaction” under Item 404 of SEC Regulation S-K in this Proxy Statement under the section entitled Certain Relationships and Related Transactions.

During 2023, none of our executive officers served as a member of the board of directors or Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Compensation Committee. Additionally, during 2023, none of our executive officers served as a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a member of our Board or Compensation Committee.

See Certain Relationships and Related Transactions for a description of certain transactions between us and our other directors, executive officers, or their affiliates, and Executive Compensation – Director Compensation for a description of compensation of the members of the Compensation Committee.

The Nominating and Corporate Governance Committee

Functions, Composition, and Meetings of the Nominating Committee. Our Nominating Committee recommends to the Board potential director nominee candidates for election to the Board and makes recommendations to the Board concerning issues related to corporate governance, as further detailed in the Nominating Committee charter discussed below. Our Nominating Committee is currently comprised of Messrs. Moline, Carson, and Rosser. Mr. Moline serves as chair of the Nominating Committee. All current members of the Nominating Committee are independent, as independence for Nominating Committee members is defined under applicable SEC regulations and NASDAQ listing standards. The Nominating Committee met four times in 2023. In selecting the slate of directors for 2024, the Nominating Committee considered the skillsets and qualifications of the current directors, particularly in the areas of technology, industry experience, and diversity. The Nominating Committee has recommended that the Board nominate Messrs. Parker, Carson, Hogan, Kramer, Moline, Rosser, Schmidt, and Welborn, and Ms. Parker-Hatchett, for election at the Annual Meeting, each of whom is currently serving as a director.

Nominating Committee Charter. Our Nominating Committee operates pursuant to a written charter detailing its purposes, powers, and duties. The Nominating Committee periodically reviews its formal written charter, as well as those of our Board committees, to ensure each charter reflects a commitment to effective corporate governance and recommends changes to the Board when appropriate. A copy of the charter (which includes Exhibit A (Criteria for Board of Directors) to such charter, as mentioned below) is available free of charge on our website, www.covenantlogistics.com, under the “Governance” tab of the “Resources - Investors” menu.

Process for Identifying and Evaluating Director Nominees. Director nominees are chosen by the entire Board, after considering the recommendations of the Nominating Committee. The members of the Nominating Committee review the qualifications of various persons to determine whether they are qualified director nominee candidates for membership on the Board. The Nominating Committee will review all such candidate recommendations, including those properly submitted by stockholders, in accordance with the requirements of its charter, SEC regulations, and NASDAQ listing standards. Upon identifying and selecting qualified director nominee candidates, the Nominating Committee then submits its director nominee selections to our Board for consideration. We do not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

Desirable Traits for Director Nominees. With regard to specific qualities and skills of potential director nominees, the Nominating Committee believes it is necessary that: (i) at least a majority of the members of the Board qualify as “independent” under NASDAQ Rule 5605(a)(2); (ii) at least three members of the Board satisfy the Audit Committee membership criteria specified in NASDAQ Rule 5605(c)(2)(A); (iii) at least one member of the Board eligible to serve on the Audit Committee has sufficient knowledge, experience, and training concerning accounting and financial matters so as to be financially sophisticated under NASDAQ Rule 5605(c)(2)(A) and qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of SEC Regulation S-K; and (iv) at least two members of the Board satisfy the Compensation Committee membership criteria specified in NASDAQ Rule 5605(d)(2)(A). In addition to these specific requirements, the Nominating Committee takes into account all factors it considers appropriate, which may include, but are not limited to, an individual’s experience, accomplishments, education, understanding of our business and the industry in which we operate, specific skills, general business acumen, diversity, and personal and professional integrity. Exhibit A (Criteria for Board of Directors) of the Nominating Committee charter also sets forth various factors and criteria used for selecting director nominees (such factors and criteria are not absolute prerequisites for any such nominee). Generally, the Nominating Committee will first consider current Board members as potential director nominees because they meet the criteria listed above and possess knowledge of our history, strengths, weaknesses, goals, and objectives.

Annual Board Self-Assessment. The Nominating Committee is responsible for developing and implementing a director evaluation program to measure the individual and collective performance of directors and the fulfillment of their responsibilities to our stockholders, including an assessment of the Board’s compliance with applicable corporate governance requirements and identification of areas in which the Board might improve its performance. The Nominating Committee also is responsible for developing and implementing an annual self-evaluation process for the Board designed to assure that directors contribute to our corporate governance and to our performance. These tasks are accomplished in part through our written annual Board evaluation questionnaire in which our directors assess and comment on various issues concerning the Board’s and each committee’s performance, oversight, resources, composition, culture, and committees. Questionnaire responses are anonymously compiled and summarized in a report distributed to the Board by outside counsel. The responses are analyzed by the Nominating Committee and discussed with the Board. Outside counsel monitors resulting action items, to ensure that identified issues are addressed by the Board or the appropriate committee of the Board. The Nominating Committee periodically reviews the self-assessment process. We believe the self-assessment process provides valuable constructive feedback that contributes to the Board’s overall effectiveness, functionality, and oversight.

Board Diversity. In recommending director nominee candidates for the Board, the Nominating Committee considers Board diversity along with the various other factors discussed above. Our Nominating Committee does not have a formal policy with respect to diversity, but considers it desirable if potential nominees complement and contribute to the Board’s overall diversity and composition. Pursuant to the Nominating Committee’s charter, such consideration includes each individual candidate’s ability to enhance differences of viewpoint, professional experience, education, skills, and other individual qualities among the members of the Board. Diversity is not limited solely to gender, race and ethnicity distinctions, and we interpret diversity to encompass an individual’s ability to positively contribute to the chemistry and collaborative nature of our Board, as well as such person’s personal and professional experiences, aptitude, and expertise relevant to our industry. In addition, the Nominating Committee will consider the diversity criteria set forth in NASDAQ Rule 5605(f) for director nominee candidates going forward to ensure compliance with such rule by the deadlines specified therein. Currently, our Board includes one self-identified female director and one self-identified underrepresented minority director within the definition of NASDAQ Rule 5605(f), satisfying the diversity requirements of such rule. The Nominating Committee periodically reviews and assesses the effectiveness of the Committee’s policies with respect to its consideration of diversity in identifying director nominees.

Stockholder Director Nominee Recommendations. Outside of the proxy access provision of our Bylaws, described above, it is generally the policy of the Nominating Committee to consider stockholder recommendations of proposed director nominees if such recommendations are serious, timely received, and comply with SEC rules and regulations setting forth the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials, specifically Rule 14a-8 of the Exchange Act. To be timely, recommendations must be received in writing by M. Paul Bunn at our principal executive office not less than 90 days and no more than 120 days prior to the one-year anniversary of the immediately preceding year’s Annual Meeting of Stockholders. For our 2025 Annual Meeting of Stockholders, all stockholder recommendations of proposed director nominees must be received in writing by M. Paul Bunn no earlier than January 15, 2025 and no later than February 14, 2025. Such stockholder recommendations should be addressed and sent to M. Paul Bunn, President and Chief Operating Officer; Covenant Logistics Group, Inc.; 400 Birmingham Highway; Chattanooga, Tennessee 37419. In addition, any stockholder director nominee recommendation must include the following information:

●	the proposed director nominee’s name and qualifications and the reason for such recommendation;

●	the name and record address of the stockholder(s) proposing such nominee;

●	the number of shares of our Class A and/or Class B common stock that are beneficially owned by such stockholder(s) and the dates indicating how long such stock has been held by such stockholder(s);

●	a description of any financial or other relationship between the stockholder(s) and such director nominee or between the director nominee and us or any of our subsidiaries;

●	appropriate biographical and other information equivalent to that required of all other director nominee candidates; and

●	any other information such stockholder(s) must provide pursuant to and as required under Rule 14a-8 of the Exchange Act or any other applicable rules.

The Risk Committee

Functions, Composition, and Meetings of the Risk Committee. The Risk Committee was established in February 2022. Our Risk Committee aids the Board in fulfilling its oversight responsibilities relating to the identification, evaluation, and mitigation of operational, strategic, and external environment risks. Our Risk Committee is responsible for monitoring and reviewing, with management, the Company’s risk framework, including, but not limited to, the adequacy and effectiveness of the Company’s risk management policies, safety initiatives, business continuation, and enterprise risk management program. Our Risk Committee reviews whether the Company is taking appropriate measures to achieve a prudent balance between risk and reward in both ongoing and new business and strategic activities, and may interact with management as necessary to perform its oversight role. Our Risk Committee is comprised of Messrs. Schmidt, Carson, and Hogan and Ms. Parker-Hatchett. Mr. Schmidt serves as chair of the Risk Committee. Our Risk Committee met four times in 2023.

Risk Committee Charter. Our Risk Committee operates pursuant to a written charter detailing its purposes, powers, and duties. The Risk Committee periodically reviews its formal written charter and recommends changes to the Board when appropriate. A copy of the charter is available free of charge on our website, www.covenantlogistics.com, under the “Governance” tab of the “Resources - Investors” menu.

Our Executive Officers

Set forth below is certain information regarding our current executive officers (other than our CEO, Mr. Parker, for whom information is set forth above under Proposal 1 – Election of Directors), as well as other members of senior management. All executive officers are elected annually by the Board. Family relationships between any directors and executive officers, if any, are noted in the relevant biographies. All references to experience with us include positions with our operating subsidiaries and none of the other corporations or organizations referenced in the biographies is a parent, subsidiary, or affiliate of the Company unless otherwise noted. There are no arrangements or understandings between any of the executive officers and any other person pursuant to which any of the executive officers was or is to be selected as an officer. Each of the executive officers also has consented to being identified as such in this Proxy Statement and has indicated his intention to serve in his respective office, if elected by the Board.

M. Paul Bunn, 46, has been our President and COO since January 2023. Mr. Bunn previously served as our Senior EVP, COO, and Secretary between April 2021 and January 2023, our EVP, CFO, and Secretary from April 2020 to April 2021, our EVP and CAO from April 2019 to April 2020, our Chief Accounting Officer and Treasurer from January 2012 to April 2020, and our SVP from 2017 to April 2019. Previously, Mr. Bunn served as our Corporate Controller from July 2009 to January 2012. Prior to that, Mr. Bunn served as an Audit Senior Manager for Ernst & Young, LLP, a global professional services provider.

James “Tripp” S. Grant, 45, has been our EVP and CFO since May 2022. Mr. Grant joined the Company as the Corporate Controller in July 2019 and also served as our Chief Accounting Officer from September 2020 to January 2024 and our principal accounting officer from August 2019 to January 2024. Previously, Mr. Grant worked at Chattem, Inc., from August 2007 to June 2019, during which time he served in the following roles: Director - Corporate Projects, Corporate Controller, and Assistant Controller. Prior to Chattem, Mr. Grant served as a Senior Internal Auditor at Electric Power Board of Chattanooga, an electric power distribution and telecommunications company from January 2006 to August 2007, and a Senior Accountant at Neal, Scouten, & McConnell, P.C. from August 2002 to January 2006.

Samuel “Sam” F. Hough, 58, has been our EVP - Expedited Operations since September 2020. Mr. Hough served as our EVP - Highway Services between April 2020 and September 2020. Previously Mr. Hough served as EVP and COO of CTI since joining us in February 2013. Prior to joining the Company, Mr. Hough served as Vice President of Sales from 2010 to 2013, Vice President of Regional Operations from 2009 to 2010, and Vice President of Revenue Management from 2006 to 2009 for Conway Truckload, Inc., a freight transportation provider operating in the United States, Canada, and Mexico.

Lynn Doster, 58, has been our EVP - Dedicated and Warehousing Operations since October 2022 and was our EVP - Dedicated Operations from March 2021 to October 2022 and our SVP of Operations from April 2020 to February 2021. In March 2024, Ms. Doster notified the Board of her decision to retire effective December 31, 2024. It is expected that Ms. Doster will provide services to the Company following her retirement to ensure a smooth transition. Ms. Doster joined the Company in July 2018 following our acquisition of Landair Holdings Inc. (“Landair”). At Landair, Ms. Doster was previously the SVP of Operations, a position she held since joining the organization in 2013. Prior to joining the Company, Ms. Doster achieved increasing levels of operational responsibilities in her 14 year career with Penske Logistics, a global third-party logistics provider, four of which she served in the role of Vice President of Operations.

Joey Ballard, 49, has been our EVP - People and Safety since May 2022. Ms. Ballard served as SVP of Talent Management between April 2019 and May 2022. Ms. Ballard joined the Company in July 2018 following the Landair Acquisition and previously was the Senior Director of Talent Management at Landair. Prior to joining the Company, Ms. Ballard served in various human resource and safety leadership roles at Landair since 1999. Ms. Ballard has a Bachelor’s Degree from the University of Tennessee, Knoxville. She is actively involved in many community organizations.

Matisse Long, 48, has served as our Chief Accounting officer since January 2024. Mr. Long previously served as our Corporate Controller from June 2021 to January 2024. Mr. Long was a co-founder and director of Advisory Information Technology, LLC (“AdIT”), a division of Mauldin & Jenkins, LLC. At AdIT, Mr. Long oversaw many of the division’s advisory, accounting, and informational technology responsibilities. Mr. Long is a Certified Public Accountant with over 23 years of experience in private and public accounting, with extensive experience in transportation. Mr. Long was previously the practice leader of Windham Brannon, PC’s advisory services practice.

Daniel B. Porterfield, 51, has served as our SVP of Maintenance and Equipment Control since September 2021 and as SVP of Maintenance since July 2019. Previously, Mr. Porterfield has served as our Breakdown Manager, Shop Manager, and Director of Maintenance. From April 2015 to July 2019, Mr. Porterfield served as Vice President (“VP”) of Maintenance. Mr. Porterfield has been with the Company since December 1995.

George Yates, 34, has served as our SVP of Brokerage and General Manager of Transportation Management since June 2021. Previously, Mr. Yates has served as our Director of Operations from June 2017 to April 2018, VP of Operations from April 2018 to August 2020, and VP and General Manager from June 2020 to June 2021. Prior to joining the Company, Mr. Yates served as Operations Manager of U.S. Xpress from 2014 to 2016 and as VP of Sales and Marketing at FreightWaves from 2016 to 2017. Mr. Yates has been with the Company since June 2017.

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics that applies to all directors, officers, and employees, whether with us or one of our subsidiaries. The Code of Conduct and Ethics includes provisions applicable to our CEO, CFO, Chief Accounting Officer, controller, or persons performing similar functions and that collectively constitute a “code of ethics” within the meaning of Item 406(b) of SEC Regulation S‑K. A copy of the Code of Conduct and Ethics is publicly available free of charge on our website, www.covenantlogistics.com, under the “Governance” tab of the “Resources - Investors” menu.

Pursuant to SEC regulations and NASDAQ listing standards, we will disclose amendments to or waivers of our Code of Conduct and Ethics in a press release, on our website, www.covenantlogistics.com, or in a Current Report on Form 8-K filed with the SEC, whichever disclosure method is appropriate. To date, we have not granted any waivers from our Code of Conduct and Ethics to the CEO, CFO, Chief Accounting Officer, Controller, or any person performing similar functions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Proxy Statement section identifies our Named Executive Officers (as designated below) and explains how our executive compensation programs, policies and decisions are formulated, applied, and operate with respect to the Named Executive Officers. In the Compensation Discussion and Analysis, we also discuss and analyze our executive compensation program, including each component of compensation awarded under the program, and the corresponding compensation amounts for each Named Executive Officer.

This Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table (including the related tabular and narrative discussions) and the Committees of the Board of Directors – The Compensation Committee section contained in this Proxy Statement. As noted in that section, our Compensation Committee, which for 2023 was comprised only of directors who satisfy applicable SEC and NASDAQ independence requirements, oversees and administers our executive compensation policies and practices.

Executive Summary

For 2023, we generated over $1.1 billion in revenue, the second highest annual earnings per share in our history, and a 5.4% return on average invested capital. We also acquired Lew Thompson & Son Trucking, Inc. and related entities (collectively, “Lew Thompson & Son”) and Sims Transport Services LLC (“Sims”), paid four quarterly dividends, repurchased $25.4 million of our common stock, and recorded our highest stock price by a wide margin. These achievements were made possible by the hard work and dedication of all of our employees, including our Named Executive Officers.

In designing our 2023 compensation plan, the Compensation Committee considered that our say-on-on pay resolution at the 2023 Annual Meeting of Stockholders was approved with approximately 98.8% of the votes cast. For 2023, the Compensation Committee aligned pay with performance through short-term and long-term cash incentive programs with corporate and divisional goals, as well as performance-based restricted stock grants to certain Named Executive Officers.

Key Features of Executive Compensation Program

The Company adheres to the following practices and policies with respect to our executive compensation programs:

✔	Conservative pay policy with total Named Executive Officer weighted heavily toward performance targets
✔	Annual say-on-pay votes
✔	Stock ownership guidelines for senior executive officers, with CEO at six times annual base salary
✔	Anti-hedging and anti-pledging guidelines for senior executive officers, with no hardship exception
✔	Independent compensation consultant retained by the Compensation Committee to advise on executive compensation matters
✔	No tax gross-ups
✔	Direct link between pay and performance that aligns business strategies with stockholder value creation
✔	No re-pricing or back-dating of stock options or similar awards
✔	No equity vesting periods of less than twelve months (except for the 5% of the share reserve as of the adoption of the Second Amendment to the Incentive Plan in July 2020 that are available for issuance under the Incentive Plan with no minimum vesting requirements)
✔	No payment of dividends on unvested equity awards granted after the adoption of the First Amendment to the Incentive Plan in May 2019
✔	No voting on unvested equity awards granted after the adoption of the First Amendment to the Incentive Plan in May 2019
✔	Double trigger change in control for severance benefits.
✔	Double trigger change in control equity awards since July 2020.
✔	No discretion under the Incentive Plan for the Compensation Committee to accelerate vesting, except in cases involving death or disability
✔	No cash vehicle allowances or company-provided cars
✔	Clawback Policy

Named Executive Officers

For the year ended December 31, 2023, our named executive officers (collectively, the “Named Executive Officers or NEOs”) were as follows:

Name	Position
David R. Parker	Chairman of the Board and CEO
M. Paul Bunn	President and COO
Tripp Grant	EVP and CFO
Samuel F. Hough	EVP – Expedited Operations
Lynn Doster	EVP – Dedicated and Warehousing Operations
Joey B. Hogan	Former President(1)

(1)	Mr. Hogan retired as an officer of the Company effective June 30, 2023. Mr. Hogan continues to serve as a director on our Board.

Overview and Philosophy of Compensation

The Compensation Committee of our Board oversees all of our executive officer compensation arrangements. The Compensation Committee has the specific responsibility to (i) review and approve corporate goals and objectives relevant to the compensation of our CEO, (ii) evaluate the performance of our CEO in light of those goals and objectives, including through the annual CEO assessment, and (iii) determine and approve the compensation level of our CEO based upon that evaluation. The Compensation Committee also has the responsibility to review annually the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances. In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executive officers’ interests with the interests of our stockholders. The Compensation Committee also reviews and approves all forms of deferred compensation and incentive compensation, including annual cash bonuses, stock option grants, stock grants, and other forms of incentive compensation granted to our executive officers. The Compensation Committee takes into account the recommendations of our CEO and our President in reviewing and approving the overall compensation of the other executive officers (but not with respect to their own compensation).

The Compensation Committee has the authority under its charter to retain outside consultants as it deems appropriate. In accordance with this authority, the Compensation Committee engaged Willis Towers Watson to provide independent and unbiased external advice and expertise regarding executive compensation and to provide a competitive market pay analysis for our Named Executive Officers in 2023. The Compensation Committee used this advice and information as a guide in reviewing our executive compensation program, including with respect to the setting of base salaries and grants of equity awards to our executive officers. For 2024, the Compensation Committee engaged Pearl Meyer.

At the most senior level, including our Named Executive Officers, we seek to attract, motivate, and retain executive officers who are capable of evaluating, building, and managing multiple businesses, and who we believe will create long-term value for our stockholders. In this regard, we use a mix of compensation designed to provide overall compensation levels that (i) are sufficient to attract and retain talented executive officers and to motivate those executives to achieve superior results, (ii) align executives’ interests with our corporate strategies, our business objectives, and the performance of specific business units to the extent applicable, (iii) enhance executives’ incentives to increase our stock price and focus on the long-term interests of our stockholders, and (iv) are consistent with our goal of controlling costs. In many instances we build our compensation elements around long-term retention and development together with annual rewards based on financial performance.

Elements of Compensation

Our compensation program for senior executive officers has two major elements, fixed compensation and incentive compensation. The total compensation for senior executive officers, including the Named Executive Officers, consists of the following five components:

●	base salary;

●	annual incentive compensation, which may include performance-based annual cash and/or equity awards;

●	long-term cash and equity incentive awards;

●	other compensation, including specified perquisites; and

●	employee benefits, which are generally available to all of our employees.

Compensation Determination Process

The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements. In making decisions regarding an executive officer’s total compensation, the Compensation Committee considers whether total compensation:

●	is fair and reasonable to us;

●	is internally appropriate based upon our culture, goals, initiatives, and the compensation of our other employees; and

●	is within a reasonable range of the compensation afforded by other opportunities.

The Compensation Committee also takes into consideration the following:

●	overall economic conditions;

●	changes in responsibility;

●	our recent and expected financial performances;

●

the Compensation Committee’s assessment of the executive officer’s leadership, integrity, individual performance, prospect for future performance, years of experience, skill set, level of commitment, contributions to our financial results and the creation of stockholder value; and

●	current and past compensation.

In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation. Consistent with our need to control costs and our desire to recognize our executive officers’ performance where such recognition is warranted, the Compensation Committee has attempted to weight overall compensation toward incentive and equity-based compensation. Accordingly, a substantial part of the compensation package for each executive officer is at risk and is only earned if our performance and the performance of the executive officer so warrants. Moreover, the entire amount of the equity-based incentive is subject to fluctuations in our stock price, in alignment with the exposure of our stockholders, so our executives experience both upside and downside exposure. The Compensation Committee specifically considers whether each particular element of an executive’s compensation provides an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value. The Compensation Committee also takes into account the tax and accounting consequences associated with each element of compensation.

In determining whether to increase or decrease an element of compensation, we rely upon the business experience of the members of the Compensation Committee, the Compensation Committee’s general understanding of compensation levels of public companies, the historical compensation levels of the executive officers and, in certain years, information provided by compensation consultants. We generally do not rely on short-term changes in business performance when setting compensation, nor do we have a formal policy regarding the percentage allocated between cash and non-cash compensation or current versus long-term compensation. Rather, the Compensation Committee adjusts these factors as our needs and goals change.

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract and retain highly qualified executive officers. Base pay is a critical element of our compensation program because it provides our executive officers with stability. Compensation stability allows our executive officers to focus their attention and efforts on creating stockholder value and on our other business objectives. In determining base salaries, we consider:

●	the executive officer’s current base salary;

●	recent economic conditions and our financial results; and

●

the executive officer’s qualifications and experience, including but not limited to, the executive’s length of service with us, the executive’s industry knowledge, and the quality and effectiveness of the executive’s leadership, integrity, scope of responsibilities, dedication to us and our stockholders, past performance, and current and future potential for providing value to our stockholders.

The base salaries of our executive officers will differ based upon these factors. Market adjustments to executive officer base salaries may also be made when a significant change occurs to an executive officer’s position or responsibilities or if comparative market data indicates a significant deviation compared to market salary practices. The total base salaries earned by each of our Named Executive Officers in 2023 are disclosed in the Summary Compensation Table.

Incentive Compensation

Long-Term Incentives

The Covenant Logistics Group, Inc. Third Amended and Restated 2006 Omnibus Incentive Plan, as amended (the “Incentive Plan”), is a broad-based cash and equity incentive plan. Long-term incentives under the Incentive Plan are typically granted as equity awards. We use equity awards, among other things, to:

●	provide incentives to executive officers in a manner designed to reinforce our performance goals;

●	attract, motivate, and retain qualified executive officers by providing them with long-term incentives; and

●

align our executive officers’ and stockholders’ long-term interests by creating a strong, direct link between executive compensation and stockholder return (in this Proxy Statement, the terms “stockholder return” and “stockholder value” generally refer to the percentage increase in the value of our stockholders’ Company shares).

The Incentive Plan allows the Compensation Committee to link compensation to performance over a period of time by using equity-based awards (which often value a company’s long-term prospects), requiring holding periods for equity grants, and granting awards that have multiple-year vesting schedules. Awards with multiple-year vesting schedules, such as restricted stock grants, provide balance to the other elements of our compensation program that otherwise link compensation to annual performance. Awards with multiple-year vesting schedules create incentive for executive officers to increase stockholder value over an extended period of time because the value received from such awards is based on the growth of the stock price. Such awards also incentivize executive officers to remain with us over an extended period of time, which enables us to retain experienced executive talent. Thus, we believe our Incentive Plan is an effective way of aligning the interests of our executive officers with those of our stockholders.

In determining our long-term incentive compensation, our Compensation Committee evaluates which award vehicles achieve the best balance between providing appropriate long-term incentive compensation and creating long-term stockholder value. The Compensation Committee considers several factors when determining long-term incentive awards to be granted to our executive officers, including:

●	the recommendations of our CEO and our President;

●	how the achievement of certain performance goals will help us improve our financial and operating performance and add long-term value to our stockholders;

●

the value of the award in relation to other elements of total compensation, including the number of options or restricted stock currently held by the executive officer, and the number of stock options or restricted stock granted to the executive officer in prior years;

●	the executive officer’s position, scope of responsibility, ability to affect our financial and operating performance, ability to create stockholder value, and historical and recent performance;

●	the expected impact of awards on executive officer retention;

●	the tax deductibility of certain awards; and

●	the impact of the awards on our earnings, cash flows, and diluted share count.

Our long-term incentive plan approved in 2023 is described under Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2023 Long-Term Incentive Plan.

Performance-Based Annual Cash Bonuses

The Compensation Committee uses performance-based annual cash bonuses to provide motivation for the executives to produce positive results in the expected business environment for the year. These performance-based annual bonuses are based on the executives’ completion of annual bonus targets established by the Compensation Committee. Performance-based annual cash bonuses typically encourage and reward executive officers for performance during the fiscal year and on a short-term basis. We believe our performance-based bonuses also contribute to our long-term success because such bonuses motivate and reward achievement of strategic and financial goals that are judged by the Compensation Committee to reflect desirable targets.

When calculating the cash bonus earned by an executive officer under the Incentive Plan, the Compensation Committee may, in its sole judgment, exercise negative discretion to eliminate or reduce the size of a bonus if the Compensation Committee determines such action is appropriate, but may not increase a bonus above the executive’s maximum cash bonus actually earned based on achievement of the objective performance criteria. Further, the Compensation Committee is required to certify, prior to payment of a cash bonus under the Incentive Plan, that the respective performance targets underlying the cash bonus were achieved.

Our short-term cash incentive plan for 2023 is described under Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2023 Senior Executive Bonus Program.

Other Compensation

We provide our Named Executive Officers with certain other benefits, which include perquisites, that we believe are reasonable, competitive, and consistent with our overall executive compensation program. In setting the amount of these benefits, the Compensation Committee considers each executive’s position and scope of responsibilities and all other elements comprising the executive’s compensation. The aggregate incremental cost of perquisites and other benefits provided to our Named Executive Officers is shown in the “All Other Compensation” column of the Summary Compensation Table and detailed in the All Other Compensation Table.

Since May 2022, the Company also maintains the Covenant Logistics Group Supplemental Savings Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan constitutes an unfunded, nonqualified deferred compensation plan that allows a select group of management and highly compensated employees, including our Named Executive Officers, to voluntarily defer compensation in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended. Participants may elect to defer into the Deferred Compensation Plan up to 50% of base salary and up to 100% of bonuses and commissions. In addition, the Deferred Compensation Plan allows, but does not require, the Company to make employer discretionary contributions to participant accounts from time to time. Since July 2022, employee participants, including our Named Executive Officers, are eligible for a Company match of 75% of employee contributions up to 5% of eligible compensation (salary, bonuses, and commissions), subject to an annual limit of $12,500. All employee contributions are fully vested upon contribution. Company matching contributions are fully vested once the employee reaches three years of service with the Company. As all of our Named Executive Officers have been employed by the Company for more than three years, their Company matching contributions are fully vested. We offer a number of investment options under the Deferred Compensation Plan. Participants are responsible for choosing the deemed investments for their deferred cash compensation and may change the deemed investment selections for their existing account balances at any time. The investment options offered currently include money market funds, bond funds, blended funds, and stock funds. The participant may elect to receive a lump sum distribution, installments of up to 15 years upon the occurrence of separation from service after reaching a specified retirement age, or installments of up to 5 years upon a date specified by the participant. Notwithstanding the participant’s election, he or she would receive a lump sum distribution upon death, eligible disability, or separation from service prior to reaching the specified retirement age. The participant may request a withdrawal of a stated amount to cover an eligible unforeseeable emergency. All distributions under the Deferred Compensation Plan will be paid in cash.

Employee Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as our 401(k) plan and medical, dental, and group life insurance plans, in each case on the same basis as our other employees. We believe our benefits are competitive compared to those offered by similar companies in our general transportation industry and other comparable publicly traded truckload carriers.

Compensation Paid to Our Named Executive Officers

Compensation Paid to Our Chief Executive Officer

Mr. Parker founded Covenant Transport, Inc. in 1985 with 25 tractors and 50 trailers and has been our chief executive since our inception. We have achieved considerable growth in revenue since our inception and now serve as the holding company for several transportation and logistics providers that generated $1.1 billion in revenue in 2023, in the aggregate operated approximately 2,100 tractors and 5,900 trailers (as of December 31, 2023) and offer premium transportation and logistics services for customers throughout the United States.

During 2023, Mr. Parker did not receive an equity award given his significant stock ownership already aligns with stockholder value creation. Mr. Parker was eligible for the following compensation:

●	an annualized base salary of $766,376, which was increased to $804,710, effective June 26, 2023;

●	participation in the 2023 Senior Executive Bonus Program, as described in more detail under the heading 2023 Senior Executive Bonus Program below;

●	participation in the Lew Thompson & Son Bonus Plan, as described in more detail under the heading Lew Thompson & Son Bonus Plan below;

●	participation in the 2023 Long-Term Incentive Plan, as described in more detail under the heading 2023 Long-Term Incentive Plan below;

●

use of our corporate travel agency to arrange personal travel, use of our administrative personnel for personal services, certain of his club fees and dues, and Company contributions to his 401(k) account;

●

use of a corporate aircraft for personal use, subject to reimbursement at the higher of two times fuel expense or the Standard Industry Fare Level rate, and an allowance of 50 aggregate hours for personal use of the aircraft by Messrs. Parker, Bunn, and Hogan (“Corporate Aircraft Use”); and

●	medical, dental, and group life insurance.

Compensation Paid to Our Other Named Executive Officers

In 2023, the form and amount of compensation for our Named Executive Officers was recommended by Messrs. Parker and Bunn, provided that Messrs. Parker and Bunn did not recommend their own compensation. The form and amount of compensation for Mr. Bunn was recommended by Mr. Parker. As discussed above, the Compensation Committee relied on the business experience of its members, the historical compensation levels of the Named Executive Officers, its general understanding of compensation levels at public companies to determine that such recommendations with respect to the compensation levels and forms were appropriate for 2023.

Mr. Bunn

During 2023, Mr. Bunn was eligible for the following compensation:

●	an annualized base salary of $500,000, which was increased to $525,013, effective June 26, 2023;

●	participation in the 2023 Senior Executive Bonus Program, as described in more detail under the heading 2023 Senior Executive Bonus Program below;

●	participation in the Lew Thompson & Son Bonus Plan, as described in more detail under the heading Lew Thompson & Son Bonus Plan below;

●	participation in the 2023 Long-Term Incentive Plan, as described in more detail under the heading 2023 Long-Term Incentive Plan below;

●	use of our corporate travel agency to arrange personal travel, Corporate Aircraft Use, disability insurance, and Company contributions to his 401(k) account and Deferred Compensation Plan account; and

●	medical, dental, and group life insurance.

Mr. Grant

During 2023, Mr. Grant was eligible for the following compensation:

●	an annualized base salary $305,011, which was increased to $375,170, effective June 26, 2023;

●	participation in the 2023 Senior Executive Bonus Program, as described in more detail under the heading 2023 Senior Executive Bonus Program below;

●	participation in the Lew Thompson & Son Bonus Plan, as described in more detail under the heading Lew Thompson & Son Bonus Plan below;

●	participation in the 2023 Long-Term Incentive Plan, as described in more detail under the heading 2023 Long-Term Incentive Plan below;

●	use of our corporate travel agency to arrange personal travel, disability insurance, and Company contributions to his 401(k) account and Deferred Compensation Plan account; and

●	medical, dental, and group life insurance.

Mr. Hough

During 2023, Mr. Hough was eligible for the following compensation:

●	an annualized base salary $372,923, which was increased to $417,685, effective June 26, 2023;

●	participation in the 2023 Senior Executive Bonus Program, as described in more detail under the heading 2023 Senior Executive Bonus Program below;

●	participation in the 2023 Long-Term Incentive Plan, as described in more detail under the heading 2023 Long-Term Incentive Plan below;

●	use of our corporate travel agency to arrange personal travel, disability insurance, and Company contributions to his 401(k) account and Deferred Compensation Plan account; and

●	medical, dental, and group life insurance.

Ms. Doster

During 2022, Ms. Doster was eligible for the following compensation:

●	an annualized base salary of $365,000, which was increased to $416,104, effective June 26, 2023;

●	participation in the 2023 Senior Executive Bonus Program, as described in more detail under the heading 2023 Senior Executive Bonus Program below;

●	participation in the Lew Thompson & Son Bonus Plan, as described in more detail under the heading Lew Thompson & Son Bonus Plan below;

●	participation in the 2023 Long-Term Incentive Plan, as described in more detail under the heading 2023 Long-Term Incentive Plan below;

●	use of our corporate travel agency to arrange personal travel, disability insurance, and Company contributions to her 401(k) account and Deferred Compensation Plan account; and

●	medical, dental, and group life insurance.

Mr. Hogan*

During 2023, Mr. Hogan was eligible for the following compensation:

●	an annualized base salary of $538,886 through his retirement on June 30, 2023;

●

aggregate cash payments of $930,000 pursuant to a Retirement Agreement between Mr. Hogan and the Company dated June 30, 2023 (the “Retirement Agreement”), as described in more detail under the heading Hogan Retirement Agreement below;

●	use of our corporate travel agency to arrange personal travel, Corporate Aircraft Use, disability insurance, and Company contributions to his 401(k) account and Deferred Compensation Plan account; and

●	medical, dental, and group life insurance.

*Mr. Hogan was also eligible for compensation as a non-employee member of the Board, following his election in May 2023, as described in more detail under the heading Director Compensation below.

2023 Senior Executive Bonus Program

Under the 2023 Senior Executive Bonus Program, our Named Executive Officers were eligible to receive incremental cash bonuses upon satisfaction of certain goals related to consolidated adjusted earnings per share (“Adjusted EPS”), equipment, driver retention, information technology, and business unit performance, over a performance period of January 1, 2023 to December 31, 2023.

The annual bonus targets, expressed as a percentage of year-end annualized base salary, under the 2023 Senior Executive Bonus Program were as follows:

Named Executive Officer	Bonus Target
David R. Parker	100.0%
M. Paul Bunn	100.0%
Tripp Grant	60.0%
Samuel F. Hough	55.0%
Lynn Doster	55.0%
Joey B. Hogan(1)	50.0%

(1)

Mr. Hogan’s bonus target under the 2023 Senior Executive Bonus Program was 100% of his base salary for the first half of 2023, and 50% for the second half of 2023. However, under the terms of the Retirement Agreement, Mr. Hogan became ineligible to receive any payout under the 2023 Senior Executive Bonus Program.

Messrs. Parker, Bunn, and Grant could earn up to 150.0% of their bonus target based on certain Adjusted EPS goals for fiscal year 2023, as follows:

Adjusted EPS	Achievement Potential as a Percentage of Bonus Target(1)
$4.15	37.5%
$4.65	75.0%
$6.00	150.0%

(1)	The Compensation Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the Adjusted EPS goals.

Messrs. Parker, Bunn, and Grant were also eligible to earn up to an additional 25.0% of their bonus target based on achievement of the following goals in fiscal year 2023 (8.33% of their bonus target for each goal achieved), as follows:

●	Equipment – Reduce average weekly trucks in shops from 10.8% in 2022 to 7.8% in 2023 and reduce trucks available for sale or trade from 432 to 200 by December 31, 2023;

●	Driver Retention – Reduce the Company’s Enterprise Annualized Driver Turnover to 117% in 2023, representing a 28% decrease from 2022; and

●

IT Strategic Projects Completion – Implement new IT systems in Brokerage, payroll, Expedited, and back-office systems, and complete the upgrade and installation of a transportation management service. (100% credit for three of five completed, and 50% credit for two of five completed.)

Mr. Hough and Ms. Doster could earn up to 100.0% of their bonus target based on certain Adjusted EPS goals for fiscal year 2023, as follows:

Adjusted EPS	Achievement Potential as a Percentage of Bonus Target(1)
$4.15	25.0%
$4.65	50.0%
$6.00	100.0%

(1)	The Compensation Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the Adjusted EPS goals.

Mr. Hough and Ms. Doster were also eligible to earn up to 55.0% of their bonus target based on the adjusted operating income of their respective business units (Expedited for Mr. Hough and Dedicated and Warehousing for Ms. Doster, respectively) for fiscal year 2023, as follows:

Business Unit Adjusted Operating Income		Achievement Potential as
Expedited	Combined Dedicated and Warehouse	a Percentage of Bonus Target(1)
$39,162,929	$27,610,186	15.0%
$42,338,302	$29,848,849	30.0%
$55,039,793	$38,803,504	55.0%

(1)	The Compensation Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the business unit performance.

Additionally, Mr. Hough and Ms. Doster were eligible to earn up to an additional 20.0% of their bonus target based on achievement of a business unit driver retention target. For Mr. Hough, this target was 145% for Expedited drivers. For Ms. Doster, this target was 90% for Dedicated drivers.

In February 2024, the Compensation Committee determined that the following goals were met: With respect to each Named Executive Officer, Adjusted EPS ($4.16 Adjusted EPS for fiscal year 2023); with respect to Messrs. Parker, Bunn, and Grant, equipment (4.6% trucks in shops and 130 trucks available for sale or trade), driver retention (105%), and IT Strategic Projects Completion (three of five); with respect to Mr. Hough, Expedited adjusted operating goal achieved at the 30% level ($44.2 million of Expedited adjusted operating income for fiscal year 2023) and Expedited driver retention achieved (126%); and with respect to Ms. Doster, combined Dedicated and Warehousing adjusted operating income goal achieved at the 40% level ($37.2 million of combined Dedicated and Warehousing adjusted operating income for fiscal year 2023) and Dedicated driver retention achieved (78%); resulting in the following payouts under the 2023 Senior Executive Bonus Program:

Named Executive Officer	Payout
David R. Parker	$502,944
M. Paul Bunn	$328,133
Tripp Grant	$140,689
Samuel F. Hough	$172,295
Lynn Doster	$194,529

Lew Thompson & Son Bonus Plan

In April 2023, the Company acquired Lew Thompson & Son, a dedicated contract carrier specializing in poultry feed and live haul transportation in Northwest Arkansas and surrounding areas. In May 2023, the Compensation Committee approved the Lew Thompson & Son Bonus Plan, to incentivize certain members of management, including Messrs. Parker, Bunn, and Grant and Ms. Doster, to achieve certain financial goals related to Lew Thompson & Son. Achievement under the Lew Thompson & Son Bonus Plan is based on four targets (collectively, the “LT Targets”) related to adjusted EBITDA from all poultry related business (“Poultry EBITDA”). LT Target 1 is Poultry EBITDA greater than $23.5 million for fiscal year 2024. LT Target 2 is Poultry EBITDA greater than $25.5 million for fiscal year 2025. LT Target 3 is Poultry EBITDA greater than $27.5 million for fiscal year 2026. If LT Targets 1, 2, and/or 3 are not achieved, there is a catch-up provision that would allow the unattained LT Target 1, 2, and/or 3 to be earned if the cumulative Poultry EBITDA for fiscal years 2024 through 2026 is greater than $76.5 million. LT Target 4 can be achieved by either (i) Poultry EBITDA for fiscal year 2026 of greater than $30 million or (ii) cumulative Poultry EBITDA of greater than $80 million for fiscal years 2024 through 2026. The Compensation Committee set the LT Targets to incentivize growth and profitability of the acquired Lew Thompson & Son business with a plan design that rewarded additional Poultry EBITDA with additional vesting. Further, performance attainment of LT Target 1, 2, 3, and 4 include a one-year retention vesting requirement from the performance attainment date to incentivize key management retention. With respect to LT Targets 1, 2, and 3, the participants received an aggregate award equivalent to the following amounts:

Named Executive Officer	Award Equivalent Amount
David R. Parker	$300,000
M. Paul Bunn	$300,000
Tripp Grant	$150,000
Lynn Doster	$75,000

For LT Targets 1, 2, and 3, the awards for Mr. Parker and Ms. Doster were in cash, while the awards for Messrs. Bunn and Grant were in restricted shares equivalent to the listed amount. One-third of the awards may be earned for achievement of each of LT Targets 1, 2, and 3. Furthermore, the participants may earn an additional cash bonus subject to achievement of LT Target 4, as follows:

Named Executive Officer	Award Equivalent Amount
David R. Parker	$200,000
M. Paul Bunn	$200,000
Tripp Grant	$100,000
Lynn Doster	$50,000

Awards under the Lew Thompson & Son Bonus Plan are subject to customary termination, forfeiture, and acceleration provisions.

2023 Long-Term Incentive Plan

On May 17, 2023, the Compensation Committee approved a long-term incentive plan (the “2023 Long-Term Incentive Plan”) in which the Named Executive Officers received an aggregate award equivalent to the following amounts:

Named Executive Officer	Award Equivalent Amount
David R. Parker	$1,000,000
M. Paul Bunn	$600,000
Tripp Grant	$250,000
Samuel F. Hough	$200,000
Lynn Doster	$200,000

These participants received restricted shares equivalent to the listed amount, except the Compensation Committee decided to issue Mr. Parker’s award in cash given his significant stock holdings that align with stockholder value creation. The awards may be earned as follows: (A) 25% upon the Company’s attainment of a three-year cumulative Adjusted EPS of $13.50 for the performance period ended December 31, 2026, (B) 25% upon the Company’s attainment of a three-year cumulative Adjusted EPS of $14.25 for the performance period ended December 31, 2026, (C) 25% for continued service through December 31, 2024, and (D) 25% for continued service through December 31, 2025. Furthermore, the participants may earn an additional cash bonus subject to achievement of a three-year cumulative Adjusted EPS goal for the performance period ended December 31, 2026, which is in excess of the goals in (A) and (B) as follows:

Named Executive Officer	Award Equivalent Amount
David R. Parker	$500,000
M. Paul Bunn	$300,000
Tripp Grant	$125,000
Samuel F. Hough	$100,000
Lynn Doster	$100,000

Awards under the 2023 Long-Term Incentive Plan are subject to customary termination, forfeiture, and acceleration provisions.

Hogan Retirement Agreement

In May 2023, the Compensation Committee approved the Retirement Agreement in recognition of Mr. Hogan’s 25 years of service as an employee and officer of the Company. Mr. Hogan retired as an employee and officer of the Company effective June 30, 2023, and was elected as a member of the Board at the 2023 Annual Meeting of stockholders of the Company.

Under the Retirement Agreement, Mr. Hogan will receive aggregate cash payments of $930,000, of which $680,000 was paid in June 2023, $150,000 was paid in January 2024, and $100,000 will be paid in five annual installments, the first of which was paid in February 2024. Pursuant to the Retirement Agreement, Mr. Hogan became ineligible to receive any payouts under the AAT Bonus Program and the 2023 Senior Executive Bonus Program. Additionally, as long as Mr. Hogan remained a member of the Board, his unvested equity awards granted prior to his retirement would continue to be eligible to vest according to their existing terms. In connection with the Retirement Agreement, Mr. Hogan also agreed to certain restrictive covenants, the term of which will extend to the later of three years post-employment or one year after his service on the Board ends.

Restricted Stock and Option Results Based on 2023 Performance

Market Condition Options

In April 2021, the Compensation Committee granted performance-based options to purchase the Company’s Class A common stock to Messrs. Parker and Bunn, subject to vesting if the closing price of the Company’s Class A Common Stock exceeded $30.00 for at least 90 consecutive trading days before December 31, 2023, as follows (the “Market Condition Options”):

Named Executive Officer	Options
David R. Parker	100,000
M. Paul Bunn	12,500

On January 7, 2023, the Market Conditions Options vested, as the closing price of the Company’s Class A Common Stock exceeded $30.00 for 90 consecutive trading days.

Performance Condition Options

In November 2020, the Compensation Committee granted performance-based options to purchase the Company’s Class A common stock to Messrs. Bunn, Grant, and Hough and Ms. Doster, as follows (the “Performance Condition Options”):

Named Executive Officer	Options
M. Paul Bunn	135,216
Tripp Grant	27,043
Samuel F. Hough	45,072
Lynn Doster	45,072

In April 2021, the Compensation Committee granted additional Performance Condition Options as follows:

Named Executive Officer	Options
David R. Parker	300,000
M. Paul Bunn	37,500

All of the Performance Condition Options were eligible to vest as follows (collectively the “Full Vesting Criteria”):

●	One-third if the Company achieved at least $900 million of freight revenue for the year ended December 31, 2023;

●

One-third if the Company achieved a cumulative three-year Adjusted EPS of $4.00 for the three-year period ended December 31, 2023, provided that the Adjusted EPS for the year ended December 31, 2023 could not be less than $1.00 per share; and

●	One-third if the Company achieved a cumulative three-year Adjusted EPS of $4.75 for the three-year period ended December 31, 2023.

In February 2024, the Compensation Committee certified that the Full Vesting Criteria had been achieved by the Company as follows: $970.1 million in freight revenue for the year ended December 31, 2023; and cumulative three-year Adjusted EPS of $13.61 for the three-year period ended December 31, 2023, with an Adjusted EPS of $4.16 for the year ended December 31, 2023. Upon the Compensation Committee’s certification that the Full Vesting Criteria had been achieved, the Performance Condition Options vested.

AAT Bonus Program

In February 2022, the Company acquired AAT Carriers, Inc. (“AAT”), a carrier specializing in highly regulated, time-sensitive loads for the U.S. Government. In May 2022, in order to incentivize certain financial goals related to AAT, the Compensation Committee approved the AAT Bonus Program. Under the AAT Bonus Program, Mr. Parker was eligible to earn a cash bonus of up to $250,000, Messrs. Hough and Grant were eligible to earn a cash bonus of up to $100,000, and Mr. Bunn was granted 18,042 shares of restricted Class A common stock (the “AAT Performance Stock”) based on three AAT EBITDA goals (collectively, the “EBITDA Goals”). The EBITDA Goals are as follows:

EBITDA Goals	AAT EBITDA	Performance Period
EBITDA Goal 1	>$13,000,000	March 1, 2022 to February 28, 2023
EBITDA Goal 2	>$15,000,000	March 1, 2023 to February 29, 2024
EBITDA Goal 3	>$17,500,000	March 1, 2023 to February 29, 2024

Upon achievement of the EBITDA Goals, Messrs. Parker, Grant, and Hough would earn the following cash bonuses:

Named Executive Officer	EBITDA Goal 1	EBITDA Goal 2	EBITDA Goal 3
David R. Parker	$83,333	$83,333	$83,334
Tripp Grant	$25,000	$25,000	$50,000
Samuel F. Hough	$25,000	$25,000	$50,000

Upon achievement of each of the EBITDA Goals, Mr. Bunn would earn 6,014 shares of the AAT Performance Stock awarded to him.

Any cash or restricted stock earned as a result of meeting an EBITDA Goal would be subject to an additional retention requirement and would vest on the first anniversary of the performance-vesting date. Awards under the AAT Bonus Plan were subject to customary termination, forfeiture, and acceleration provisions.

In May 2023, the Compensation Committee certified that the EBITDA Goal 1 had been attained with an AAT EBITDA of $19.0 million for the performance period of March 1, 2022 to February 28, 2023. As a result, on February 28, 2024, Mr. Parker received a cash bonus of $83,333, Messrs. Hough and Grant each received a cash bonus of $25,000, and 6,014 of the shares of the AAT Performance Stock awarded to Mr. Bunn vested on February 28, 2024.

In April 2024, the Compensation Committee determined that EBITDA Goal 2 and EBITDA Goal 3 were not met, and therefore, the remaining 12,028 shares of AAT Performance Stock held by Mr. Bunn were forfeited.

When the AAT Bonus Program was adopted, Mr. Hogan participated under the same terms as Mr. Parker. Pursuant to the terms of the Retirement Agreement, Mr. Hogan became ineligible to receive any payouts under the AAT Bonus Program.

Compensation Decisions with Respect to 2024

The Compensation Committee annually reviews and considers adjustments to the base salaries of our Named Executive Officers, as well as grants of annual cash incentives and equity awards to each Named Executive Officer.

In November 2023, the Compensation Committee approved a short-term cash incentive plan for our Named Executive Officers based upon 2024 performance (the “2024 Senior Executive Bonus Program”). Under the 2024 Senior Executive Bonus Program, the bonus targets, expressed as a percentage of year-end annualized base salary, were as follows:

Named Executive Officer	Bonus Target
David Parker	100%
M. Paul Bunn	100%
Tripp Grant	60%
Samuel F. Hough	55%
Lynn Doster	55%

Under the 2024 Executive Bonus Program, Messrs. Parker, Bunn, and Grant are eligible to earn up to 150% of their bonus target upon the attainment of certain Adjusted EPS goals and up to 25% of their bonus target upon the attainment of certain projects relating to the operating income and safety results of a subsidiary and other specific strategic information technology projects. Mr. Hough and Ms. Doster are eligible to earn up to 100% of their bonus target upon the attainment of certain Adjusted EPS goals, up to 55% of their bonus target upon the attainment of certain business unit performance goals, and up to 20% of their bonus target upon the attainment of a certain key strategic projects within their respective business units.

Benchmarking Compensation

We do not formally benchmark our executive compensation against the executive compensation of any other particular company or competitive peer group of companies. The Compensation Committee, from time to time, has considered the forms and levels of compensation disclosed by other comparable publicly traded truckload carriers, certain other transportation companies, and companies of similar size and market capitalization generally in order to obtain a broad understanding of such companies’ compensation practices.

Other Policies and Considerations

Risk Considerations Regarding Compensation

We believe our compensation policies and practices for executive and non-executive employees create appropriate and meaningful incentives for our employees and avoid excessive or inappropriate risks. Our Compensation Committee assesses the risks that could arise from such policies and practices by reviewing the various elements and aspects of our compensation, including base salaries, incentive compensation (which has historically included long-term equity awards and performance-based annual bonuses), perquisites, employee benefits, and other compensation. Upon concluding such assessment, the Compensation Committee determined that our compensation policies and practices do not create risks that are reasonably likely to have a materially adverse impact on the Company. In making this determination, our Compensation Committee primarily considered the following factors:

●

Our compensation structure generally utilizes a combination of short-term (such as base salary and performance-based annual bonuses) and long-term (equity awards) elements. This balanced mix aligns our compensation with the achievement of short- and long-term Company goals, promotes short- and long-term executive decision-making, and does not encourage or incentivize excessive or unreasonable risk-taking by employees in pursuit of short-term benefits.

●

Equity awards are limited by the terms of our Incentive Plan to a fixed maximum and are subject to staggered or long-term vesting schedules, which aligns the interests of our executive officers and employees with those of our stockholders.

●

Variable compensation elements for our Named Executive Officers were based on performance metrics for the consolidated group, not individual or departmental goals, which reflects an alignment of Company performance with incentive compensation.

●	The Compensation Committee is comprised of only independent directors who review and make compensation decisions based on objective measurements and payment methodologies.

●

Base salaries for our employees are competitive and generally consistent with salaries paid for comparable positions in our industry. The Compensation Committee also from time to time reviews trucking and general industry compensation data compiled and provided by a compensation consultant to help determine salary compensation.

●

Our internal controls over financial reporting, audit practices and corporate codes of ethics and business conduct were implemented to reinforce the balanced compensation objectives established by our Compensation Committee.

●

In November 2023, the Compensation Committee amended our Clawback Policy (the “Clawback Policy”) in compliance with the requirements of the Dodd-Frank Act, final SEC rules, and applicable Nasdaq listing standards, which covers our current and former officers subject to Section 16 of the Exchange Act and any other senior executive otherwise designated by the Compensation Committee or the Board, including all of our Named Executive Officers (each a “Covered Executive”). Under the Clawback Policy, if there is a restatement of our financial results, certain incentive-based compensation paid or awarded to Covered Executives will be subject to repayment or return if the amount of such compensation was calculated based upon the achievement of financial results that were the subject of the restatement and the amount of such compensation that would have been received by the Covered Executives had the financial results been properly reported would have been lower than the amount actually awarded.

Additionally, the Clawback Policy permits the Compensation Committee to seek to recover equity compensation, severance compensation, and cash incentive-based compensation previously paid to a Covered Executive if the Compensation Committee determines that the (i) the Company is required to undertake an accounting restatement due to the Company’s material noncompliance, as a result of misconduct by a the Covered Executive, with any financial reporting requirement under the U.S. federal securities laws, (ii) a Covered Executive engages in misconduct, or (iii) a Covered Executive breaches in any material respect a restrictive covenant set forth in any agreement between the Covered Executive and the Company, including but not limited to, a breach in any material respect of a confidentiality provision.

Potential Payments Upon Termination or Change in Control

Messrs. Parker, Bunn, Grant, and Hough and Ms. Doster are employed at will and do not have an employment agreement.

Each of Messrs. Parker, Bunn, Grant, and Hough and Ms. Doster is party to a severance agreement (each a “Severance Agreement”). As of December 31, 2023, upon a qualifying severance event, subject to employment, release, and other customary provisions, including a non-compete through 12 months post-termination (or 3 months post-termination in the case of Messrs. Grant and Hough and Ms. Doster), the Severance Agreements provided for the following benefits:

Named Executive Officer	Salary Continuation	Management Incentive Cash Bonus	COBRA Reimbursement
Messrs. Parker, and Bunn	24 Months	If earned at or above minimum, then the target cash bonus for the year of termination, prorated for partial year of service	24 Months
Messrs. Grant and Hough and Ms. Doster	18 Months(1)	If earned at or above minimum, then the target cash bonus for the year of termination, prorated for partial year of service	18 Months

(1)

Messrs. Grant and Hough and Ms. Doster are eligible for 9 months guaranteed salary continuation, plus an additional 9 months of salary continuation so long as they have not secured employment consistent with their professional experience and/or skillset and paying an annualized base salary at least equal to their annualized base salary at the time of termination.

If a qualifying severance event occurred on December 31, 2023, our Named Executive Officers would be entitled to the following aggregate payments:

Named Executive Officer	Aggregate Payments
David Parker	$2,445,294
M. Paul Bunn	$1,626,219
Tripp Grant	$826,242
Samuel F. Hough	$879,627
Lynn Doster	$889,092

As of December 31, 2023, upon a qualifying change in control event only when the recipient is terminated without “cause” or is subject to a “constructive termination,” in each case, between execution of a definitive agreement in contemplation of a change in control and continuing through 24 months following a change in control, subject to employment, release, and other customary provisions, including a non-compete through 12 months post-termination (or 3 months post-termination in the case of Messrs. Grant and Hough and Ms. Doster) the Severance Agreements provide for the following benefits:

Named Executive Officer	Lump Sum Severance Payment (as a % of Annualized Base Salary)	Management Incentive Cash Bonus	COBRA Reimbursement
Messrs. Parker and Bunn	300%	Target cash bonus for the year of termination	36 Months
Messrs. Grant and Hough and Ms. Doster	200%	Target cash bonus for the year of termination	24 Months

If a qualifying change in control event together with a qualifying termination occurred on December 31, 2023, our Named Executive Officers would be entitled to the following aggregate payments:

Named Executive Officer	Aggregate Payments
David Parker	$3,265,585
M. Paul Bunn	$2,176,823
Tripp Grant	$1,026,622
Samuel F. Hough	$1,096,260
Lynn Doster	$1,109,170

Under certain circumstances in which there is a change in control, certain outstanding unvested restricted stock and stock options granted to recipients, including Named Executive Officers, under the Incentive Plan and our predecessor plans may become vested upon the occurrence of such event, notwithstanding that such restricted shares or stock options may not have otherwise been fully vested.  The Incentive Plan requires that equity awards granted after the effectiveness of the second amendment in July 2020 include a double trigger provision, which provides for the payment, or acceleration of vesting following a change in control only when the recipient is terminated without “cause” or is subject to a “constructive termination” during the 24 months following a change in control.

Generally speaking, and as qualified by the terms of the relevant agreements, plans, and award notices, a "change in control" occurs if: (i) someone acquires 50% or more of the combined voting power of our stock, unless after the transaction more than 75% of the acquiring company is owned by all or substantially all of those persons who were beneficial owners of our stock prior to such acquisition; (ii) a majority of our directors is replaced, other than by new directors approved by existing directors; (iii) we consummate a reorganization, merger, or consolidation where, following such transaction, all or substantially all of those persons who were beneficial owners of our stock immediately prior to the transaction do not own, immediately after the transaction, more than 75% of the outstanding securities of the resulting corporation; (iv) we consummate a transaction subject to Rule 13e-3 of the Exchange Act in which David or Jacqueline Parker or their siblings, children, or grandchildren or a trust, corporation, partnership, limited partnership, limited liability company, or other entity controlled by the foregoing, are the beneficial owners of more than 50% of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors, or (v) we sell or liquidate all or substantially all of our assets.

The estimated value of restricted stock and options that would have vested for our Named Executive Officers as of December 31, 2023 under the acceleration scenarios described above is set forth in the table below. The value for the accelerated restricted stock was calculated by multiplying the closing market price of our stock on December 29, 2023, the last trading day of fiscal year 2023 ($46.04), by the number of shares of accelerated restricted stock. The value for the accelerated options was calculated by subtracting the exercise price of the accelerated options from the closing market price of our stock on December 29, 2023 ($46.04) and multiplying that amount by the number of accelerated options. For additional information on the number of currently unvested restricted stock and stock options that may immediately vest in the event of a change in control, please refer to the Outstanding Equity Awards at Year-End Table.

Named Executive Officer	Value of Accelerated Restricted Stock	Value of Accelerated Options
David Parker	—	$7,440,000
M. Paul Bunn	$2,668,432	$5,022,988
Tripp Grant	$666,152	$818,592
Samuel F. Hough	$466,385	$1,364,329
Lynn Doster	$466,385	$1,364,329
Joey B. Hogan	$112,982	—

Consideration of Say-on-Pay Vote Results

The Company currently provides its stockholders with an annual advisory vote to approve our executive compensation, commonly referred to as a “say-on-pay” resolution, pursuant to Section 14A of the Exchange Act.  At the Company’s 2023 Annual Meeting of Stockholders, our stockholders approved our executive compensation, with approximately 98.8% of the votes cast on the say-on-pay resolution voted in favor of the resolution.  The Compensation Committee believes the voting results affirmed our stockholders’ support of the Company’s executive compensation program and policies. The Compensation Committee will continue to consider the results of the Company’s advisory votes on executive compensation when making future compensation decisions for our Named Executive Officers.

Additionally, the Company will continue to hold an annual advisory vote to approve our executive compensation, pursuant to the results of the “say-on-frequency” vote held at our 2023 Annual Meeting of Stockholders. Approximately 92.8% of votes cast on the say-on-frequency resolution were in favor of holding an annual advisory vote to approve executive compensation.

Summary Compensation Table

The following table sets forth information concerning the total compensation of each of our Named Executive Officers for 2023, 2022, and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation(5) ($)	Total ($)
David R. Parker,	2023	799,579	-	-	-	502,944	79,295	1,381,818
CEO and Chairman of	2022	743,070	-	-	-	1,293,260	80,479	2,116,809
the Board	2021	717,168	-	-	3,939,000	1,087,509	90,256	5,833,933
M. Paul Bunn,	2023	537,959	-	900,008(2)	-	328,133	36,643	1,802,743
President and COO	2022	412,471	-	399,991	-	602,458	25,774	1,440,694
	2021	382,116	-	354,007	492,375	476,806	11,543	1,716,847
Tripp Grant,	2023	364,110	-	399,990(2)	-	140,689	30,331	935,120
EVP and CFO	2022	274,129	-	93,740	-	308,824	14,204	690,897
	2021	208,682	-	-	-	153,244	6,673	368,599
Samuel F. Hough, EVP	2023	422,113	-	200,015(2)	-	172,295	38,786	833,209
- Expedited Operations	2022	360,509	-	112,511	-	314,654	24,082	811,756
	2021	349,284	-	96,427	-	355,160	13,194	814,065
Lynn Doster,	2023	414,888	-	200,015(2)	-	194,529	31,349	840,781
EVP - Dedicated and	2022	309,721	50,000	112,511	-	286,802	15,041	774,075
Warehousing Operations	2021	297,075	-	-	-	135,190	4,895	437,160
Joey B. Hogan,	2023	329,273	-	94,994(3)	-	-	1,028,820	1,453,087
Former President(1)	2022	529,330	-	-	-	909,370	39,520	1,478,220
	2021	511,535	-	3,186,000	-	764,697	13,407	4,475,639

(1)	Mr. Hogan retired as an officer of the Company on June 30, 2023. Mr. Hogan continues to serve as a director on our Board.

(2)

Under the Lew Thompson & Son Bonus Plan, on May 17, 2023, Messrs. Bunn and Grant received the following shares of performance-based restricted stock subject to vesting based on achievement of the LT Targets: Mr. Bunn 7,750 shares and Mr. Grant 3,875 shares. For Messrs. Bunn and Grant, the dollar amount represents the grant date fair value of the performance-based restricted stock received under the Lew Thompson & Son Bonus Plan, using the closing price of our Class A Common Stock on the grant date.

Under the 2023 Long-Term Incentive Plan, on May 17, 2023, Messrs. Bunn, Grant, and Hough and Ms. Doster received the following shares of time-based restricted stock: Mr. Bunn 7,750 shares, Mr. Grant 3,228 shares, Mr. Hough 2,583, and Ms. Doster 2,583 shares. For Messrs. Bunn, Grant, and Hough and Ms. Doster, the dollar amount represents the grant date fair value of the time-based restricted stock received under the 2023 Long-Term Incentive Plan, using the closing price of our Class A Common Stock on the grant date.

Under the 2023 Long-Term Incentive Plan, on May 17, 2023, Messrs. Bunn, Grant, and Hough and Ms. Doster received the following shares of performance-based restricted stock subject to vesting based on achievement of certain Adjusted EPS goals for the three-year period ending December 31, 2026: Mr. Bunn 7,750 shares, Mr. Grant 3,230 shares, Mr. Hough 2,584 shares, and Ms. Doster 2,584 shares. For Messrs. Bunn, Grant, and Hough and Ms. Doster, the dollar amount represents the grant date fair value of the restricted stock received under the 2023 Long-Term Incentive Plan, using the closing price of our Class A Common Stock on the grant date.

For additional information of the grants of restricted shares made under the Lew Thompson & Son Bonus Plan and the 2023 Long-Term Incentive Plan see Executive Compensation – Compensation Discussion and Analysis, and the Grants of Plan Based Awards Table.

(3)

Represents 2,454 shares of restricted stock Mr. Hogan received on May 17, 2023 for service on the Board. Subject to the terms of the award notice, the shares will vest on May 17, 2024. The grant date fair value of the time-based restricted stock was calculated using the closing price of our Class A Common Stock on the grant date.

(4)

For 2023, represents the cash payouts under the 2023 Senior Executive Bonus Program. For more information on the 2023 Senior Executive Bonus Program see Executive Compensation – Compensation Discussion and Analysis.

(5)	See All Other Compensation Table for additional information.

All Other Compensation Table

The following table describes each component of the "All Other Compensation" column in the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits ($)	Dividends(3) ($)	Company Contributions Under Deferred Compensation Plan(4) ($)	Other ($)	Total ($)
David R. Parker	2023	64,595(1)	14,700	-	-	79,295
M. Paul Bunn	2023	6,148(2)	2,297	28,198	-	36,643
Tripp Grant	2023	5,997(2)	-	24,334	-	30,331
Samuel F. Hough	2023	7,018(2)	5,145	26,623	-	38,786
Lynn Doster	2023	5,966(2)	-	25,383	-	31,349
Joey B. Hogan	2023	4,554(2)	12,250	44,594	967,422(5)	1,028,820

(1)

During 2023, we provided Mr. Parker with certain other benefits in addition to his salary, including $42,349 value related to personal use of a private aircraft, use of our corporate travel agency to arrange personal travel, use of our administrative personnel for personal services, certain club fees and dues, and Company contribution to his 401(k) account.

(2)

During 2023, we provided each of Messrs. Bunn, Grant, Hough, and Hogan, and Ms. Doster with certain other benefits in addition to his/her base salary, use of our corporate travel agency to arrange personal travel, and Company contribution to his or her 401(k). None of the personal benefits provided to the Named Executive Officer exceeded the greater of $25,000 or 10% of the total amount of the personal benefits he/she received during 2023.

(3)

Represents payment of dividends on unvested restricted stock awards that were granted prior to the adoption of the First Amendment to the Incentive Plan in May 2019. The payment of dividends was not factored into the grant date fair value required to be reported for such restricted stock awards in the Summary Compensation Table.

(4)

Represents Company contributions under the Deferred Compensation Plan. The material terms of the Deferred Compensation Plan are discussed in more detail under the heading Other Compensation in the Compensation Discussion and Analysis.

(5)

Includes (i) $37,422 for cash compensation received for Board and committee service during 2023 and (ii) $930,000 for payments under the Retirement Agreement. The material terms of the Retirement Agreement are discussed in more detail under the heading Hogan Retirement Agreement in the Compensation Discussion and Analysis.

Narrative to the Summary Compensation Table

See Executive Compensation – Compensation Discussion and Analysis for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards Table

The following table sets forth information concerning each grant of an award made to our Named Executive Officers during 2023.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	Grant Date Fair
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)	Value of Stock and Option Awards ($)
David R. Parker	-(1)	67,059	804,710	1,408,243	-	-	-	-	-
	-(2)	100,000	200,000	500,000	-	-	-	-	-
	-(3)	250,000	1,000,000	1,500,000	-	-	-	-	-
M. Paul Bunn	-(1)	43,751	525,013	918,773	-	-	-	-	-
	-(2)	-	200,000	200,000	-	-	-	-	-
	05/17/23	-	-	-	2,584(4)	5,166(4)	7,750(4)	-	300,003(4)
	-(3)	-	300,000	300,000	-	-	-	-	-
	05/17/23	-	-	-	3,875(5)	7,750(5)	7,750(5)	7,750(6)	600,005(5)(6)
Tripp Grant	-(1)	18,759	225,102	393,928	-	-	-	-	-
	-(2)	-	100,000	100,000	-	-	-	-	-
	05/17/23	-	-	-	1,292(4)	2,583(4)	3,875(4)	-	150,001(4)
	-(3)	-	125,000	125,000	-	-	-	-	-
	05/17/23	-	-	-	1,615(5)	3,230(5)	3,230(5)	3,228(6)	249,989(5)(6)
Samuel F. Hough	-(1)	34,459	229,727	402,022	-	-	-	-	-
	-(3)	-	100,000	100,000	-	-	-	-	-
	05/17/23	-	-	-	1,292(5)	2,584(5)	2,584(5)	2,583(6)	200,015(5)(6)
Lynn Doster	-(1)	34,329	228,857	400,500	-	-	-	-	-
	-(2)	25,000	50,000	125,000	-	-	-	-	-
	-(3)	-	100,000	100,000	-	-	-	-	-
	05/17/23	-	-	-	1,292(5)	2,584(5)	2,584(5)	2,583(6)	200,015(5)(6)
Joey B. Hogan	-(1)	27,662	331,943	580,900	-	-	-	-	-
	05/17/23	-	-	-	-	-	-	2,454(7)	94,994(7)

(1)

Represents potential cash payouts under the 2023 Senior Executive Bonus Program. The material terms of the 2023 Senior Executive Bonus Program, along with the payouts under the 2023 Senior Executive Bonus Program, are discussed in more detail under the heading 2023 Senior Executive Bonus Program in the Compensation Discussion and Analysis.

(2)

Represents potential cash payouts under the Lew Thompson & Son Bonus Plan. The material terms of the Lew Thompson & Son Bonus Plan are discussed in more detail under the heading Lew Thompson & Son Bonus Plan in the Compensation Discussion and Analysis.

(3)

Represents potential cash payouts under the 2023 Long-Term Incentive Plan. The material terms of 2023 Long-Term Incentive Plan are discussed in more detail under the heading 2023 Long-Term Incentive Plan in the Compensation Discussion and Analysis.

(4)

Represents the restricted stock received under the Lew Thompson & Son Bonus Plan that will be earned upon the achievement of the LT Targets. The grant date fair value of the performance-based restricted stock received under the Lew Thompson & Son Bonus Plan was calculated using the closing price of our Class A Common Stock on the grant date. The material terms of the Lew Thompson & Son Bonus Plan are discussed in more detail under the heading Lew Thompson & Son Bonus Plan in the Compensation Discussion and Analysis.

(5)

Represents the restricted stock received under the 2023 Long-Term Incentive Plan, that will vest upon the achievement of the certain three-year cumulative Adjusted EPS goals for the performance period ended December 31, 2026. The grant date fair value of the performance-based restricted stock received under the 2023 Long-Term Incentive Plan was calculated using the closing price of our Class A Common Stock on the grant date. The material terms of the 2023 Long-Term Incentive Plan are discussed in more detail under the heading 2023 Long-Term Incentive Plan in the Compensation Discussion and Analysis.

(6)

Represents the time-based restricted stock received under the 2023 Long-Term Incentive Plan. Subject to the terms of the award notice, 50% of the time-based restricted stock will vest on December 31, 2024 and 50% of the time-based restricted stock will vest on December 31, 2025. The grant date fair value of the time-based restricted stock received under the 2023 Long-Term Incentive Plan was calculated using the closing price of our Class A Common Stock on the grant date.

(7)

Represents restricted stock Mr. Hogan received on May 17, 2023 for service on the Board. Subject to the terms of the award notice, the shares will vest on May 17, 2024. The grant date fair value of the time-based restricted stock was calculated using the closing price of our Class A Common Stock on the grant date.

Narrative to Grants of Plan-Based Awards Table

See Executive Compensation – Compensation Discussion and Analysis for a complete description of the performance targets for payment of incentive awards.

Outstanding Equity Awards at Year-End Table

The following table sets forth information concerning all stock option grants and stock awards held by our Named Executive Officers as of December 31, 2023. All outstanding equity awards are in shares of our Class A common stock. All options and restricted shares that have not vested are subject to certain continued employment, acceleration, and forfeiture provisions.

		Stock Options				Stock Awards
Name	Grant Date	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Exercisable Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(8) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(8) ($)
David R. Parker	04/06/21	100,000(1)	-	21.24	04/06/31	-	-	-	-
	04/06/21	-	300,000(2)	21.24	04/06/31	-	-	-	-
M. Paul Bunn	11/11/20	45,072	-	15.77	11/11/30	-	-	-	-
	11/11/20	-	135,216(2)	15.77	11/11/30	-	-	-	-
	04/06/21	12,500(1)	-	21.24	04/06/31	-	-	-	-
	04/06/21	-	37,500(2)	21.24	04/06/31	-	-	-	-
	04/06/21	-	-	-	-	16,667(3)	767,348	-	-
	05/17/22	-	-	-	-	6,014(4)	276,885	12,028(9)	553,769
	05/17/23	-	-	-	-	-	-	7,750(10)	356,810
	05/17/23	-	-	-	-	7,750(5)	356,810	7,750(11)	356,810
Tripp Grant	11/11/20	9,015	-	15.77	11/11/30	-	-	-	-
	11/11/20	-	27,043(2)	15.77	11/11/30	-	-	-	-
	05/31/22	-	-	-	-	1,378(6)	63,443	2,758(12)	126,978
	05/17/23	-	-	-	-	-	-	3,875(11)	178,405
	05/17/23	-	-	-	-	3,228(5)	148,617	3,230(11)	148,709
Samuel F. Hough	11/11/20	15,024	-	15.77	11/11/30	-	-	-	-
	11/11/20	-	45,072(2)	15.77	11/11/30	-	-	-	-
	05/31/22	-	-	-	-	1,654(6)	76,150	3,309(12)	152,346
	05/17/23	-	-	-	-	2,583(5)	118,921	2,584(11)	118,967
Lynn Doster	11/11/20	15,024	-	15.77	11/11/30	-	-	-	-
	11/11/20	-	45,072(2)	15.77	11/11/30	-	-	-	-
	05/31/22	-	-	-	-	1,654(6)	76,150	3,309(12)	152,346
	05/17/23	-	-	-	-	2,583(5)	118,921	2,584(11)	118,967
Joey B. Hogan	05/17/23	-	-	-	-	2,454(7)	112,982	-	-

(1)

Represents the Market Condition Options, which vested on January 7, 2023. The material terms of the Market Condition Options are discussed in more detail under the heading Market Condition Options in the Compensation Discussion and Analysis.

(2)

Represents the Performance Condition Options, which vested on February 28, 2024, after the Compensation Committee certified the Full Vesting Criteria had been achieved. The options are included in this column because as of December 31, 2023, they were not exercisable.

(3)	Subject to the terms of the award notice, the restricted shares will vest automatically on January 1, 2025.

(4)

Represents shares of restricted stock issued under the AAT Bonus Program that were earned for achievement of EBITDA Goal 1 and vested on February 28, 2024. The restricted stock is included in this column because as of December 31, 2023, the performance goal had been achieved, but it was unvested due to the continuous employment condition. The material terms of the AAT Bonus Program are discussed in more detail under the heading AAT Bonus Program in the Compensation Discussion and Analysis.

(5)

Represents the time-based restricted stock granted pursuant to the 2023 Long-Term Incentive Plan. The material terms of the 2023 Long-Term Incentive Plan are discussed in more detail under the heading 2023 Long-Term Incentive Plan in the Compensation Discussion and Analysis.

(6)	Subject to the terms of the award notice, the restricted shares will vest automatically on December 31, 2024.

(7)	Represents restricted stock Mr. Hogan received on May 17, 2023 for service on the Board. Subject to the terms of the award notice, the shares will vest on May 17, 2024.

(8)

The market value was calculated by multiplying the closing market price of our stock on December 29, 2023 (the last trading day of fiscal year 2023), which was $46.04, by the number of restricted shares that have not vested.

(9)

Represents shares of restricted stock issued under the AAT Bonus Program that could be earned based on achievement of EBITDA Goal 2 and EBITDA Goal 3. In April 2024, the Compensation Committee determined that EBITDA Goal 2 and EBITDA Goal 3 were not met, and therefore, the remaining 12,028 shares of AAT Performance Stock held by Mr. Bunn were forfeited. The restricted stock is included in this column because as of December 31, 2023, it was unvested. The material terms of the AAT Bonus Program are discussed in more detail under the heading AAT Bonus Program in the Compensation Discussion and Analysis.

(10)

Represents the performance-based restricted stock granted pursuant to the Lew Thompson & Son Bonus Plan. The material terms of the Lew Thompson & Son Bonus Plan are discussed in more detail under the heading Lew Thompson & Son Bonus Plan in the Compensation Discussion and Analysis.

(11)

Represents the performance-based restricted stock granted pursuant to the 2023 Long-Term Incentive Plan. The material terms of the 2023 Long-Term Incentive Plan are discussed in more detail under the heading 2023 Long-Term Incentive Plan in the Compensation Discussion and Analysis.

(12)

Subject to the terms of the award notice, the restricted shares will vest subject the attainment of a certain cumulative Adjusted EPS goal for the three-years ended December 31, 2025 and a certain consolidated freight revenue goal for the fiscal year ended December 31, 2025.

Options Exercised and Stock Vested Table

The following table sets forth certain information concerning the values realized upon vesting of restricted stock during 2023. No Named Executive Officer exercised options during 2023.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
David R. Parker	66,816	2,695,692
M. Paul Bunn	15,440	651,402
Tripp Grant	7,699	318,470
Samuel F. Hough	25,039	1,019,624
Lynn Doster	7,975	331,177
Joey B. Hogan	105,680	4,548,410

(1)

Determined by multiplying the number of shares acquired upon vesting on February 28, 2023 by $34.65 (the closing price on February 28, 2023) and December 31, 2023 by $46.04 (the closing price on December 29, 2023, the next preceding trading day).

Nonqualified Deferred Compensation Table

Name	Executive contributions in last FY(1) ($)	Registrant contributions in last FY(2) ($)	Aggregate earnings in last FY(3) ($)	Aggregate withdrawals/ distribution ($)	Aggregate balance at last FYE ($)
David R. Parker	-	-	-	-	-
M. Paul Bunn	114,244	28,198	47,313	-	186,741
Tripp Grant	95,774	24,334	43,762	-	165,540
Samuel F. Hough	153,692	26,623	51,821	-	238,691
Lynn Doster	130,212	25,383	39,273	-	192,032
Joey B. Hogan	615,574	44,594	104,808	-	807,795

(1)

Represents contributions made by the Named Executive Officer to the Deferred Compensation Plan. The amount contributed by each Named Executive Officer is included in the “Salary” column of the Summary Compensation Table. The material terms of the Deferred Compensation Plan are discussed in more detail under the heading Other Compensation in the Compensation Discussion and Analysis.

(2)

Represents Company matching contributions under the Deferred Compensation Plan. The amount contributed by the Company is included in the “All Other Compensation” column of the Summary Compensation Table.

(3)

Represents earnings on amounts contributed to the Deferred Compensation Plan based on the investment options chosen by the individual Named Executive Officer, none of which represents an above-market return.

Pay Ratio Disclosure

We provide fair and equitable compensation to our employees through a combination of competitive base pay, incentives, retirement plans, and other benefits. We are disclosing the following pay ratio and supporting information, which compares the annual total compensation of our employees other than Mr. Parker (including full-time, part-time, seasonal, and temporary employees) and the annual total compensation of Mr. Parker, our CEO, as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2023, our last completed fiscal year:

●	The median of the annual total compensation of all of our employees (other than our CEO) was $69,443; and

●	The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $1,381,818.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 19.9 to 1.

Our median employee was determined as of December 31, 2022. For 2023, we used the same median employee, as there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. In determining that our employee population had not materially changed, we omitted the approximately 322 employees that became our employees as a result of the Lew Thomspon & Son acquisition.

We selected total “wages, tips, other compensation,” as reported on Internal Revenue Service Form W-2, as our compensation measure because it is readily available in our existing payroll systems, it is consistently calculated for each employee, and because it is a reasonable proxy for total compensation for purposes of determining the median employee.

We calculated such employee’s annual total compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in that employee’s annual total compensation of $69,443. The median employee’s annual total compensation includes salary and overtime pay, as well as incentive payments, retirement plan benefits, company matching contributions to the 401(k) employee savings plan, and the cost of health and other benefits. Median employee compensation reflects that student drivers averaged approximately 50% of our employees for 2023, which had the effect of lowering our median employee compensation.

Pay Versus Performance

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total Non-PEO NEO’s(3) ($)	Average Compensation Actually Paid to Non-PEO NEO’s(4) ($)	TSR(5) ($)	Peer Group TSR(6) ($)	Net Income (Loss) (in thousands)(7) ($)	Adjusted EPS(8) ($)
2023	1,381,818	6,199,680	1,172,988	2,206,158	363.79	130.87	55,229	4.16
2022	2,116,809	4,926,410	1,039,128	1,823,658	270.24	97.55	108,682	5.84
2021	5,833,933	8,980,311	1,537,303	2,836,783	204.49	120.41	60,731	3.61
2020	1,070,965	1,330,709	1,273,190	1,342,031	114.58	106.29	(42,718)	1.08

(1)	Reflects compensation amounts reported in the Summary Compensation Table (the “SCT”) for our PEO, David R. Parker, for the respective years shown.
(2)

To calculate the compensation actually paid for our PEO, the following adjustments were made to SCT total compensation, calculated in accordance with the SEC methodology for determining compensation actually paid for each year shown:

Year	Summary Compensation Table Total for PEO ($)	Deduct Stock and Option Awards Reported in the Summary Compensation Table ($)	Add YE Fair Value of Awards Granted During the Covered FY that are Outstanding and Unvested as of the End of the Covered FY ($)	Add Change in Fair Value as of the End of the Covered FY for Awards Granted in a Prior FY that are Outstanding and Unvested as of the Covered FY ($)	Add Change in Fair Value as of the Vesting Date for Awards Granted in a Prior FY that Vested During the Covered FY ($)	Deduct Fair Value of Awards Forfeited During the Covered FY ($)	Average Compensation Actually Paid to PEO ($)
2023	1,381,818	-	-	4,974,000	(156,138)	-	6,199,680
2022	2,116,809	-	-	2,746,882	62,719	-	4,926,410
2021	5,833,933	(3,939,000)	5,025,000	1,855,479	204,899	-	8,980,311
2020	1,070,965	-	-	263,780	17,053	(21,089)	1,330,709

(3)	The following non-PEO NEOs are included in the average figures shown:
2023: M. Paul Bunn, Tripp Grant, Samuel F. Hough, Lynn Doster, and Joey B. Hogan.
2022: M. Paul Bunn, Tripp Grant, Joey B. Hogan, Samuel F. Hough, and Lynn Doster
2021: M. Paul Bunn, Tripp Grant, Joey B. Hogan, Samuel F. Hough, Lynn Doster, and John A. Tweed
2020: M. Paul Bunn, Joey B. Hogan, Samuel F. Hough, John A. Tweed, and Richard B. Cribbs

(4)

To calculate the compensation actually paid for our PEO, the following adjustments were made to SCT total compensation, calculated in accordance with the SEC methodology for determining compensation actually paid for each year shown:

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Deduct Stock and Option Awards Reported in the Summary Compensation Table ($)	Add YE Fair Value of Awards Granted During the Covered FY that are Outstanding and Unvested as of the End of the Covered FY ($)	Add Change in Fair Value as of the End of the Covered FY for Awards Granted in a Prior FY that are Outstanding and Unvested as of the Covered FY ($)	Add Change in Fair Value as of the Vesting Date for Awards Granted in a Prior FY that Vested During the Covered FY ($)	Deduct Fair Value of Awards Forfeited During the Covered FY ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	1,172,988	(359,004)	355,613	795,208	241,353	-	2,206,158
2022	1,039,128	(143,751)	221,960	594,990	111,330	-	1,823,658
2021	1,537,303	(821,218)	1,082,822	902,448	135,428	(140,322)	2,836,783
2020	1,273,190	(642,638)	640,603	101,476	6,052	(36,651)	1,342,031

(5)	The total shareholder return assumes that $100 was invested on December 31, 2019 in the Company and that dividends were reinvested when and as paid.

(6)	The total shareholder return assumes that $100 was invested on December 31, 2019 in the NASDAQ Transportation Index and that dividends were reinvested when and as paid.

(7)

Reflects net income (loss) in the Company’s Consolidated Statements of Operations included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2023, 2022, 2021, and 2020.

(8)	Our company-selected measure is Adjusted EPS, which is calculated based on our diluted earnings per shares, adjusted for amortization of intangibles and certain non-recurring charges and gains.

The relationship between the compensation actually paid to the PEO and the average compensation actually paid to the non-PEO NEOs and the cumulative total shareholder return of the Company and the NASDAQ Transportation Index for 2023, 2022, 2021, and 2020 is represented by the graph below:

The relationship between the compensation actually paid to the PEO and the average compensation actually paid to the non-PEO NEOs and the Company’s net income (loss) for 2023, 2022, 2021 and 2020 is represented by the graph below:

The relationship between the compensation actually paid to the PEO and the average compensation actually paid to the non-PEO NEOs and the Company’s Adjusted EPS for 2023, 2022, 2021, and 2020 is represented by the graph below:

Tabular Disclosure of the Most Important Measures to Link Compensation Actually Paid for 2023 to Company Performance

The following financial metrics were the most important measures used to link compensation actually paid for 2023 to Company Performance.

Adjusted Earnings Per Share
Freight Revenue
Expedited Adjusted Operating Income
Dedicated and Warehousing Operations Combined Adjusted Operating Income

Director Compensation

The following table provides information concerning the 2023 compensation of our non-employee directors.

Name(1)	Fees Earned or Paid in Cash(3) ($)	Stock Awards(4) ($)	Total ($)
Dr. Benjamin S. Carson, Sr.	67,500	94,994	162,494
D. Michael Kramer	80,000	94,994	174,994
Bradley A. Moline	69,678	94,994	164,672
Rachel Parker-Hatchett	60,000	94,994	154,994
Tracy Rosser	38,984	94,994	133,978
Herbert J. Schmidt	70,000	94,994	164,994
W. Miller Welborn	100,000	94,994	194,994
Robert E. Bosworth(2)	26,338	-	26,338

(1)	Mr. Hogan’s compensation received for service as a director is included in the Summary Compensation Table above.

(2)	Mr. Bosworth retired from the Board in 2023 by not standing for reelection at the 2023 Annual Meeting of Stockholders.

(3)

This column represents the amount of cash compensation received for Board and committee service during 2023. Any differences between the amounts set forth in this column and the fees set forth in the Narrative to Director Compensation below are due to proration of such fees for partial year of service.

(4)

Each of our non-employee directors elected at the 2023 Annual Meeting of Stockholders received 2,454 shares of Class A restricted stock on May 17, 2023. The grant date fair value of the restricted stock was computed in accordance with FASB ASC Topic 718. The restricted stock will vest on May 17, 2024, subject to acceleration for death, disability, retirement, and change-in-control (where the director’s service is terminated in connection with such change-in-control).

Narrative to Director Compensation

For 2023, directors who are not our employees or employees of one of our subsidiaries, including Mr. Hogan, who retired as an employee of the Company on June 30, 2023, were eligible to receive the following annual retainers and annual committee fees (on an annualized basis):

Board Position
Non-Employee Director Annual Retainer	$55,000
Additional Lead Independent Annual Cash Retainer	$25,000
Chairperson of the Audit Committee	$17,500
Member of the Audit Committee	$7,500
Chairperson of the Compensation Committee	$12,500
Member of the Compensation Committee	$7,500
Chairperson of the Nominating Committee	$10,000
Member of the Nominating Committee	$7,500
Chairperson of the Risk Committee	$7,500
Member of the Risk Committee	$5,000

Directors did not receive meeting attendance fees. The cash and equity compensation are pro-rated for partial year of service. Directors who are our employees or employees of one of our subsidiaries do not generally receive compensation for board or committee service. However, in 2023 Mr. Hogan served as both a director and an employee between May 17 and June 30.

Directors who are not our employees or employees of one of our subsidiaries, including Mr. Hogan, who retired as an employee of the Company on June 30, 2023, received a grant of Class A common stock equivalent to approximately $95,000 at the time of our Board's annual meeting. Directors can only sell these shares if, after the sale, they maintain a minimum five times the annual cash retainer in value of Class A common stock. The annual equity retainer is in the form of restricted stock scheduled to vest on the first anniversary of the grant date, subject to acceleration for death, disability, retirement, and change-in-control (where the director’s service is terminated in connection with such change-in-control). Directors are also eligible to participate in the Deferred Compensation Plan, with respect to cash compensation. During 2023, Mr. Hogan was the only director who participated in the Deferred Compensation Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of the Record Date of March 29, 2024, the number of shares and percentage of outstanding shares of our Class A and Class B common stock beneficially owned by:

●	each of our directors, director nominees, and Named Executive Officers;

●	all of our executive officers and directors as a group; and

●	each person known to us to beneficially own 5% or more of any class of our common stock.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(3)
Class A & Class B common	David R. Parker & Jacqueline F. Parker	4,154,746(4)	16.2% of Class A 100% of Class B 30.7% of Total(5)
Class A common	M. Paul Bunn	301,220(6)	2.7% of Class A 2.3% of Total
Class A common	Tripp Grant	47,252(7)	*
Class A common	Samuel F. Hough	71,502(8)	*
Class A common	Lynn Doster	69,389(9)	*
Class A common	Joey B. Hogan	92,828(10)	*
Class A common	Dr. Benjamin S. Carson, Sr.	9,588(11)	*
Class A common	D. Michael Kramer	15,410(12)	*
Class A common	Bradley A. Moline	52,853(13)	*
Class A common	Rachel Parker-Hatchett	154,703(14)	1.4% of Class A 1.2% of Total
Class A common	Tracy Rosser	2,454(15)	*
Class A common	Herbert J. Schmidt	30,995(16)	*
Class A common	W. Miller Welborn	29,373(17)	*
Class A common	BlackRock, Inc.	1,127,876(18)	10.5% of Class A 8.6% of Total
Class A common	Dimensional Fund Advisors LP	785,872(19)	7.3% of Class A 6.0% of Total
Class A common	Gregory Willet, as Trust Protector and Investment Manager	1,000,000(20)	9.3% of Class A 7.6% of Total
Class A common	LSV Asset Management	566,390(21)	5.3% of Class A 4.3% of Total
Class A & Class B common	All directors and executive officers as of March 29, 2024 as a group (16 persons)	5,099,357	23.6% of Class A 100% of Class B 36.5% of Total

*	Less than one percent (1%).

(1)

The business address of Mr. and Mrs. Parker and the other directors/director nominees, Named Executive Officers and the other executive officers is 400 Birmingham Highway, Chattanooga, Tennessee 37419. The business addresses of the remaining entities listed in the table above are as follows: (i) BlackRock, Inc., 50 Hudson Yards, New York, NY 10001; (ii) Dimensional Fund Advisors LP, 6300 Bee Cave Road, Building One, Austin, Texas 78746; (iii) Gregory Willett, as Trust Protector and Investment Manager, 605 Chestnut Street, Suite 1700, Chattanooga, Tennessee 37450; and (iv) LSV Asset Management, 155 N. Wacker Drive, Suite 4600, Chicago, IL 60606.

(2)	Beneficial ownership includes sole voting power and sole investment power with respect to such shares unless otherwise noted and subject to community property laws where applicable.

(3)

The percentages shown are based on 10,764,360 shares of Class A common stock and 2,350,000 shares of Class B common stock outstanding at the Record Date. Additionally, the following shares are deemed to be outstanding for purposes of computing the percentage ownership of the person holding such shares, but are not deemed outstanding for purposes of computing the percentage ownership of any other person: (i) shares of Class A common stock underlying stock options that are currently exercisable or will be exercisable within 60 days of the Record Date and (ii) shares of restricted Class A common stock that do not carry voting rights but are scheduled to vest within 60 days of the Record Date. References to "Total" mean the total number of shares of Class A and Class B common stock beneficially owned as of the Record Date. The shares of Class B common stock owned by Mr. and Mrs. Parker are convertible into the same number of shares of Class A common stock at any time and convert automatically if beneficially owned by anyone other than Mr. or Mrs. Parker or certain members of their family. The Class B common stock has two votes per share, but otherwise is substantially identical to the Class A common stock, which has one vote per share.

(4)

Comprised of 1,192,071 shares of Class A common stock and 2,350,000 shares of Class B common stock owned by Mr. and Mrs. Parker as joint tenants with rights of survivorship; 174,537 shares of Class A common stock owned by Mr. Parker; 400,000 shares of Class A common stock underlying stock options that are currently exercisable; and 38,138 shares allocated to the account of Mr. Parker under our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Parker's March 28, 2024 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date.

(5)

Based on the aggregate number of shares of Class A and Class B common stock owned by Mr. and Mrs. Parker. Mr. and Mrs. Parker hold 16.8% of shares of Class A and 100% of shares of Class B common stock. The Class A common stock is entitled to one vote per share, and the Class B common stock is entitled to two votes per share. Mr. and Mrs. Parker beneficially own shares of Class A and Class B common stock with approximately 41.0% of the voting power of all outstanding voting shares.

(6)

Comprised of 47,712 shares of Class A common stock owned directly, 2,515 owned directly by Mr. Bunn’s spouse, 230,288 shares of Class A common stock underlying stock options that are currently exercisable, and 20,705 shares owned by Mr. Bunn in our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Bunn’s' March 28, 2024 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date). The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(7)	Comprised of 11,194 shares of Class A common stock owned directly by Mr. Grant and 36,058 shares of Class A common stock underlying stock options that are currently exercisable.

(8)	Comprised of 11,406 shares of Class A common stock owned directly by Mr. Hough and 60,096 shares of Class A common stock underlying stock options that are currently exercisable.

(9)	Comprised of 9,293 shares of Class A common stock owned directly by Ms. Doster and 60,096 shares of Class A common stock underlying stock options that are currently exercisable.

(10)

Comprised of 90,374 shares of Class A common stock owned by Mr. Hogan and Melinda J. Hogan as joint tenants and 2,454 shares of restricted Class A common stock owned directly by Mr. Hogan that do not carry voting rights but are scheduled to vest within 60 days of the Record Date.

(11)

Comprised of 7,134 shares of Class A common stock owned directly by Dr. Carson and 2,454 shares of restricted Class A common stock that do not carry voting rights but are scheduled to vest within 60 days of the Record Date.

(12)

Comprised of 12,556 shares of Class A common stock owned directly by Mr. Kramer, 2,454 shares of restricted Class A common stock that do not carry voting rights but are scheduled to vest within 60 days of the Record Date, and 400 shares owned as custodian for his minor grandchildren.

(13)

Comprised of 49,399 shares of Class A common stock owned directly by Mr. Moline, 2,454 shares of restricted Class A common stock that do not carry voting rights but are scheduled to vest within 60 days of the Record Date, and 1,000 shares owned in Mr. Moline's IRA.

(14)

Comprised of 152,249 owned by Ms. Parker-Hatchett and her husband as joint tenants, and 2,454 shares of restricted Class A common stock that do not carry voting rights but are scheduled to vest within 60 days of the Record Date.

(15)	Comprised of 2,454 shares of restricted Class A common stock that do not carry voting rights but are scheduled to vest within 60 days of the Record Date.

(16)

Comprised of 28,541 shares of Class A common stock owned directly by Mr. Schmidt and 2,454 shares of restricted Class A common stock that do not carry voting rights but are scheduled to vest within 60 days of the Record Date.

(17)

Comprised of 26,919 shares of Class A common stock owned directly by Mr. Welborn and 2,454 shares of restricted Class A common stock that do not carry voting rights but are scheduled to vest within 60 days of the Record Date.

(18)

As reported on Schedule 13G/A filed with the SEC on January 24, 2024, which indicates that BlackRock, Inc. has sole voting power with respect to 1,028,770 shares, no shared voting power, sole dispositive power with respect to 1,127,876 shares, and shared dispositive power with respect to no shares. Information is as of December 31, 2023.

(19)

As reported on Schedule 13G/A filed with the SEC on February 9, 2024, which indicates that Dimensional Fund Advisors LP has sole voting power with respect to 777,673 shares, no shared voting power, sole dispositive power with respect to 785,872 shares, and shared dispositive power with respect to no shares. Represents aggregate beneficial ownership on a consolidated basis reported by Dimensional Fund Advisors LP. Information is as of December 29, 2023.

(20)

As reported on Schedule 13G filed with the SEC on January 14, 2021 on behalf of Gregory Willett, as Trust Protector and Investment Manager. Mr. Willett has sole voting power with respect to 1,000,000 shares, no shared voting power, sole dispositive power with respect to 1,000,000 shares, and no shared dispositive. Information is as of January 6, 2021.

(21)

As reported on Schedule 13G filed with the SEC on February 9, 2024, which indicates that LSV Asset Management has sole voting power with respect to 363,276 shares, no shared voting power, sole dispositive power with respect to 566,390 shares, and shared dispositive power with respect to no shares. Information is as of December 31, 2023.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under its charter, our Audit Committee must review and approve all transactions between our executive officers and us. The Audit Committee reviews all of such ongoing transactions quarterly; however, the compensation of our executive officers is not within the Audit Committee’s purview. Pursuant to its charter, our Audit Committee must review and approve in advance any transaction, or any proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any “related person” (as that term is defined in Instruction 1 to Item 404(a) of SEC Regulation S-K) had or will have a direct or indirect material interest, referred to as a “related party transaction.” All such transactions must be reviewed and preapproved by our Audit Committee. No director may participate in any discussion or approval of a related party transaction for which he or she, or his or her relative, is a related party. If a related party transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.

For 2023, no such transactions involved an amount exceeding $120,000.

PROPOSAL 2 – ADVISORY AND NON-BINDING RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are including in this proxy statement a separate resolution, subject to stockholder vote, to approve, in a non-binding vote, the compensation of our Named Executive Officers as disclosed on pages 18 through 39. Non-binding votes to approve the compensation of our Named Executive Officers are held every year.

As described in more detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective

Attract and retain talented executives and motivate those executives to achieve superior results.	●	We link compensation to achievement of specified performance goals, appreciation in the market price of our Class A common stock, and continued employment with the Company and utilize multi-year vesting requirements to promote long-term ownership.

Align executives’ interests with our corporate strategies, our business objectives, and the performance of specific business units to the extent applicable.	●	Annual management bonuses for each of our Named Executive Officers are based on certain strategic and financial goals critical to maintaining profitability and fostering long-term growth.

Enhance executives’ incentives to increase our stock price and focus on the long-term interests of our stockholders.	●	We incorporate cash and equity compensation components into our plan to provide incentives for short-term and long-term objectives.
		O	Annual cash incentives based on targets with objective, measurable criteria keep management focused on near-term results. Caps on cash awards are built into our plan design.

		O	The equity compensation component, which includes awards such as restricted stock grants and stock options, provides balance to our other elements of our compensation program and creates incentive for executives to increase stockholder value over an extended period of time.

	●	We attempt to keep base salaries reasonable and weight overall compensation toward incentive and equity-based compensation.

Control costs.	●	We seek to ensure, to the extent possible, that incentive compensation paid by us is deductible for tax purposes.

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 18 of this proxy statement for more information on our executive compensation policies and procedures. The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals.

Accordingly, we are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal 2:

“RESOLVED, that the stockholders advise that they approve the compensation of the Company’s Named Executive Officers, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes, and narrative discussion in this proxy statement for the Company’s 2024 Annual Meeting of Stockholders.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADVISORY APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

RELATIONSHIPS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The principal independent registered public accounting firm utilized by us during 2023 and 2022 was Grant Thornton LLP. Grant Thornton has served as our independent registered public accounting firm since April 2020. A representative of Grant Thornton is expected to be present at the Annual Meeting and to be available to respond to appropriate questions. Grant Thornton’s representative will have an opportunity to make a statement at the Annual Meeting should he or she desire to do so.

Grant Thornton billed us the following amounts for services provided in the following categories during the years ended December 31, 2023 and 2022:

	2023	2022
Audit Fees(1)	$1,424,667	$748,012
Audit-Related Fees(2)	$498,077	-
Tax Fees(3)	-	-
All Other Fees(3)	-	-
Total	$1,922,744	$748,012

(1)

Represents the aggregate fees billed and expenses for professional services rendered by Grant Thornton for the audit of our annual financial statements and reviews of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by an independent registered public accounting firm in connection with statutory or regulatory filings or engagements for those years.

(2)	Represents due diligence related to the acquisitions of Lew Thompson & Son and Sims, as well as the audit of Lew Thompson & Son’s 2022 financial statements.

(3)	There were no such fees for 2023 or 2022.

Our Audit Committee maintains a policy pursuant to which the Audit Committee Chair reviews all audit services and permitted non-audit services to be performed by our independent registered public accounting firm in order to assure that the provision of such services is compatible with maintaining the firm’s independence, with the Audit Committee retaining the authority to make the final decision. Under this policy, the Audit Committee pre-approves specific types or categories of engagements constituting audit, audit-related, tax, or other permissible non-audit services to be provided by our principal independent registered public accounting firm. Pre-approval of an engagement for a specific type or category of services generally is provided for up to one year and typically is subject to a budget comprised of a range of anticipated fee amounts for the engagement. Management and the principal independent registered public accounting firm are required to periodically report to the Audit Committee regarding the extent of services provided by the principal independent registered public accounting firm in accordance with the annual pre-approval, and the fees for the services performed to date. To the extent that management believes that a new service or the expansion of a current service provided by the principal independent registered public accounting firm is necessary or desirable, such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of the principal independent registered public accounting firm to render such services. No audit-related, tax, or other non-audit services were approved by the Audit Committee pursuant to the de minimis exception to the pre-approval requirement under Rule 2‑01(c)(7)(i)(C), of SEC Regulation S-X during the year ended December 31, 2023.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

We are asking our stockholders to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2024. Each proxy will be voted as directed on each proxy card; or in the absence of contrary instructions, each proxy will be voted for the ratification of Grant Thornton. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our stockholders for ratification as a matter of good corporate practice.

BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the appointment is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

STOCKHOLDER PROPOSALS

Matters for Inclusion in the Proxy Materials for the 2025 Annual Meeting of Stockholders

To be eligible for inclusion in our proxy materials relating to our 2025 Annual Meeting of Stockholders, stockholder proposals intended to be presented at that meeting (other than proxy access nominations) must be in writing and received by us at our principal executive office on or before December 13, 2024. However, if the date of the 2025 Annual Meeting of Stockholders is more than thirty days before or after May 15, 2025, then the deadline for submitting any such stockholder proposal for inclusion in the proxy materials relating to the 2025 Annual Meeting of Stockholders will be a reasonable time before we begin to print or mail such proxy materials. The inclusion of any such stockholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a‑8.

Matters for Consideration at the 2025 Annual Meeting of Stockholders, but not for Inclusion in the Proxy Materials

We must receive in writing any stockholder proposals (other than director nominations) to be considered at our 2025 Annual Meeting of Stockholders, but not included in our proxy materials relating to that meeting pursuant to Rule 14a-8 under the Exchange Act, by February 26, 2025. However, if the date of the 2025 Annual Meeting of Stockholders is more than thirty days before or after May 15, 2025, then the deadline for submitting any such stockholder proposal will be a reasonable time before we mail the proxy materials relating to such meeting. Under Rule 14a-4(c)(1) of the Exchange Act, the proxy holders designated by an executed proxy in the form accompanying our Proxy Statement for our next annual meeting will have discretionary authority to vote on any stockholder proposal that is not received on or prior to the deadline described above.

Nominations of Individuals for Election as Directors at the 2025 Annual Meeting of Stockholders Using Proxy Access

Our Bylaws include a proxy access provision. Stockholders who meet the requirements set forth in our Bylaws may submit director nominations for inclusion in the proxy materials. Proxy access nominations for the 2025 Annual Meeting must be received by the Company no earlier than November 13, 2024 and no later than December 13, 2024. However, if the date of the 2025 Annual Meeting of Stockholders is more than thirty days before or after May 15, 2025, then the deadline for submitting any such proxy access nominations is the later of the close of business on the date that is 180 days prior to the date of the 2025 Annual Meeting of Stockholders or the tenth day following the date that such date of the 2025 Annual Meeting of Stockholders is first publicly announced or disclosed. Proxy access nominations must meet all the requirements set forth in our Bylaws.

Nominations of Individuals for Election as Directors at the 2025 Annual Meeting of Stockholders (other than through Proxy Access)

In accordance with our Bylaws, a stockholder’s notice of director nominations to be considered at our 2025 Annual Meeting of Stockholders, but not included in our proxy materials, must be received by the Company no earlier than January 15, 2025 and no later than February 14, 2025. However, if the date of the 2025 Annual Meeting of Stockholders is more than thirty days before or after May 15, 2025, then the deadline for submitting such notice is the tenth day following the day on which notice of the date of the 2025 Annual Meeting of Stockholders was mailed or public disclosure of the date of the 2025 Annual Meeting of Stockholders was made, whichever first occurs. Stockholder director nominations must meet all of the requirements set forth in our Bylaws.

Any notice of director nomination submitted to the Company other than through proxy access must include the additional information required by Rule 14a-19(b) under the Exchange Act.

Written copies of all stockholder proposals (including proxy access nominations) should be addressed and sent to M. Paul Bunn, President; 400 Birmingham Highway; Chattanooga, Tennessee 37419. Stockholder proposals must comply with the rules and regulations of the SEC.

OTHER MATTERS

As of the mailing date of this Proxy Statement, the Board does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. As to other business (if any) that may properly be brought before the Annual Meeting, we intend that proxies solicited by the Board will be voted in accordance with the best judgment of those voting the proxies.

Covenant Logistics Group, Inc.

David R. Parker
Chairman of the Board
April 12, 2024

Covenant Vote Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by May 15, 2024 at 1:00 A.M., EDT. Online Go to www.investorvote.com/CVLG or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CVLG Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: 01 – David R. Parker 02 – Benjamin S. Carson, Sr. 03 – Joey B. Hogan 04 – D. Michael Kramer 05 – Bradley A. Moline 06 – Rachel Parker-Hatchett 07- Tracy Rosser 08 – Herbert J. Schmidt 09 – W. Miller Welborn Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 01 02 03 04 05 06 07 08 09 2. Advisory and non-binding vote to approve Named Executive Officer compensation. For Against Abstain 3. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2024. For Against Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign below exactly as your name appears above at the upper left.  When shares are held by joint tenants, both shall sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Covenant Vote Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by May 15, 2024 at 1:00 A.M., EDT. Online Go to www.investorvote.com/CVLG or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CVLG Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: 01 – David R. Parker 02 – Benjamin S. Carson, Sr. 03 – Joey B. Hogan 04 – D. Michael Kramer 05 – Bradley A. Moline 06 – Rachel Parker-Hatchett 07- Tracy Rosser 08 – Herbert J. Schmidt 09 – W. Miller Welborn Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 01 02 03 04 05 06 07 08 09 2. Advisory and non-binding vote to approve Named Executive Officer compensation. For Against Abstain 3. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2024. For Against Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign below exactly as your name appears above at the upper left.  When shares are held by joint tenants, both shall sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Annual Report and Proxy Statement are available at www.edocumentview.com/CVLG Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CVLG  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — COVENANT LOGISTICS GROUP, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 15, 2024 Solicited on Behalf of the Board of Directors of the Company The undersigned holder(s) of Class A and/or Class B common stock (individually or together referred to as “Common Stock”) of Covenant Logistics Group, Inc., a Nevada corporation (the “Company”), hereby appoint(s) David R. Parker and M. Paul Bunn, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the Common Stock that the undersigned is (are) entitled to vote at the Annual Meeting of Stockholders of the Company (the “2024 Annual Meeting”) to be held at the Company's Corporate Headquarters at 400 Birmingham Highway, Chattanooga, Tennessee 37419, on Wednesday, May 15, 2024, at 10:00 A.M. Eastern Daylight Time, and at any adjournment thereof. The undersigned acknowledges receipt of the Notice and Proxy Statement for the 2024 Annual Meeting and the Annual Report to Stockholders for the year ended December 31, 2023. A vote FOR Proposals 1, 2, and 3 is recommended by the Board of Directors of the Company. When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR Proposals 1, 2, and 3 and, at the discretion of the proxy holder, upon such other matters as may properly come before the meeting or any adjournment thereof. PLEASE SIGN, DATE, AND PROMPTLY RETURN IN THE ACCOMPANYING ENVELOPE. If you vote by telephone or over the Internet, do not mail your proxy card. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) C Non-Voting Items Change of Address — Please print new address below.

Important notice regarding the Internet availability of proxy materials for thuaeeting of Stockholders. The Annual Report and Proxy Statement are available at www.edocumentview.com/CVLG Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CVLG  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — COVENANT LOGISTICS GROUP, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 15, 2024 Solicited on Behalf of the Board of Directors of the Company The undersigned holder(s) of Class A and/or Class B common stock (individually or together referred to as “Common Stock”) of Covenant Logistics Group, Inc., a Nevada corporation (the “Company”), hereby appoint(s) David R. Parker and M. Paul Bunn, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the Common Stock that the undersigned is (are) entitled to vote at the Annual Meeting of Stockholders of the Company (the “2024 Annual Meeting”) to be held at the Company's Corporate Headquarters at 400 Birmingham Highway, Chattanooga, Tennessee 37419, on Wednesday, May 15, 2024, at 10:00 A.M. Eastern Daylight Time, and at any adjournment thereof. The undersigned acknowledges receipt of the Notice and Proxy Statement for the 2024 Annual Meeting and the Annual Report to Stockholders for the year ended December 31, 2023. A vote FOR Proposals 1, 2, and 3 is recommended by the Board of Directors of the Company. When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR Proposals 1, 2, and 3 and, at the discretion of the proxy holder, upon such other matters as may properly come before the meeting or any adjournment thereof. PLEASE SIGN, DATE, AND PROMPTLY RETURN IN THE ACCOMPANYING ENVELOPE. If you vote by telephone or over the Internet, do not mail your proxy card. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) C Non-Voting Items Change of Address — Please print new address below.